Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

by and among

AIRCASTLE ADVISOR LLC,

as Borrower,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, THE

HUNTINGTON NATIONAL BANK, AND PNC CAPITAL MARKETS LLC

as Joint Lead Arrangers,

the Lenders party hereto from time to time,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Agent,

Dated as of May 20, 2026

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND TERMS

1.1.	Definitions	1
1.2.	Rules of Interpretation	35
1.3.	Rates	36

ARTICLE II

THE FACILITY

2.1.	Loans	36
2.2.	Payment of Interest	37
2.3.	Payment of Principal	38
2.4.	Manner of Payment	39
2.5.	Notes	40
2.6.	Pro Rata Payments	40
2.7.	Increases	40
2.8.	Reserved	40
2.9.	Reserved	40
2.10.	Fees	40
2.11.	Deficiency Advances	41
2.12.	Use of Proceeds	41
2.13.	Defaulting Lenders	41

ARTICLE III

[RESERVED]

ARTICLE IV

[RESERVED]

ARTICLE V

CHANGE IN CIRCUMSTANCES

5.1.	Requirements of Law	43
5.2.	Inability to Determine Rates and Benchmark Replacement Setting	44
5.3.	Illegality	46
5.4.	Treatment of Affected Loans	46
5.5.	Compensation	47

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5.6.	Taxes	47
5.7.	Term SOFR Conforming Changes	51

ARTICLE VI

CONDITIONS TO MAKING LOANS

6.1.	Conditions of Closing Date	52
6.2.	Conditions of Loans	53
6.3.	Conditions Subsequent	54

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1.	Organization and Authority	54
7.2.	Loan Documents	55
7.3.	Solvency	55
7.4.	Use of Proceeds	55
7.5.	Financial Condition	55
7.6.	Anti-Corruption and Sanctions	56
7.7.	Title to Properties	56
7.8.	Taxes	56
7.9.	Other Agreements	56
7.10.	Litigation	57
7.11.	Federal Regulations	57
7.12.	Investment Company	57
7.13.	Patents, Etc.	57
7.14.	No Untrue Statement	57
7.15.	No Consents, Etc.	58
7.16.	Employee Benefit Plans	58
7.17.	No Default	58
7.18.	Environmental Laws	59
7.19.	Affected Financial Institution	59
7.20.	Withholding Taxes.	59
7.21.	Pari Passu.	59

ARTICLE VIII

AFFIRMATIVE COVENANTS

8.1.	Financial Reports, Etc.	60
8.2.	Maintain Properties	61
8.3.	Existence, Qualification, Etc.	61
8.4.	Regulations and Taxes	61
8.5.	[RESERVED]	61
8.6.	True Books	62

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8.7.	Right of Inspection	62
8.8.	Observe All Laws	62
8.9.	Governmental Licenses	62
8.10.	Officer’s Knowledge of Default	62
8.11.	Suits or Other Proceedings	62
8.12.	Notice of Environmental Complaint or Condition	63
8.13.	[RESERVED]	63
8.14.	[RESERVED]	63
8.15.	Continued Operations	63
8.16.	Employee Benefit Plans	63

ARTICLE IX

NEGATIVE COVENANTS

9.1.	[RESERVED]	64
9.2.	[RESERVED]	64
9.3.	Liens	64
9.4.	Indebtedness	64
9.5.	[RESERVED]	67
9.6.	[RESERVED]	67
9.7.	Merger or Consolidation	67
9.8.	Transactions with Affiliates	69
9.9.	[RESERVED]	71
9.10.	Fiscal Year	71
9.11.	Change in Control	71
9.12.	Guarantees	72
9.13.	[RESERVED]	73
9.14.	Restricted Payments	73
9.15.	[RESERVED]	75
9.16.	Unencumbered Asset Ratio	75
9.17.	Minimum Interest Coverage Ratio	75
9.18.	Consolidated Net Worth	75

ARTICLE X

EVENTS OF DEFAULT AND ACCELERATION

10.1.	Events of Default	75
10.2.	Agent to Act	79
10.3.	Cumulative Rights	79
10.4.	No Waiver	79
10.5.	Allocation of Proceeds	79

ARTICLE XI

THE AGENT

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11.1.	Appointment and Authority	80
11.2.	Agent Individually	80
11.3.	Duties of Agent; Exculpatory Provisions	82
11.4.	Reliance by Agent	83
11.5.	Indemnification	83
11.6.	Delegation of Duties	84
11.7.	Resignation of Agent	84
11.8.	Non-Reliance on Agent and Other Lenders	85
11.9.	Withholding	85
11.10.	No Other Duties, Etc.	86
11.11.	Fees	86
11.12.	Certain ERISA Matters	86
11.13.	Acknowledgements Regarding Erroneous Payment	87

ARTICLE XII

MISCELLANEOUS

12.1.	Assignments and Participations	88
12.2.	Notices	90
12.3.	Right of Set-off; Adjustments	91
12.4.	Survival	92
12.5.	Expenses	92
12.6.	Amendments and Waivers	93
12.7.	Counterparts	94
12.8.	Return of Funds	94
12.9.	Indemnification; Limitation of Liability	94
12.10.	Severability	95
12.11.	Entire Agreement	95
12.12.	Payments	95
12.13.	Confidentiality	95
12.14.	Governing Law; Waiver of Jury Trial	96
12.15.	Judgment Currency	97
12.16.	USA PATRIOT Act	98
12.17.	Counterparts	98
12.18.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	99
12.19.	Acknowledgement Regarding Any Supported QFCs	99

SCHEDULES

Schedule 1.1A	Unencumbered Aircraft
Schedule 1.1B	Certain Persons Who Are Not Eligible Assignees
Schedule 7.8	Tax Matters
Schedule 7.10	Litigation
Schedule 7.18	Environmental Laws

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EXHIBITS

EXHIBIT A	Applicable Commitment Percentages
EXHIBIT B	Form of Assignment and Acceptance
EXHIBIT C	Notice of Appointment (or Revocation) of Authorized Representative
EXHIBIT D	Form of Borrowing Notice
EXHIBIT E	Reserved
EXHIBIT F	Form of Note
EXHIBIT G	Reserved
EXHIBIT H	Quarterly Covenant Compliance Report

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of May 20, 2026 (as may be amended, supplemented or otherwise modified from time to time, this “Agreement”), made by and among AIRCASTLE ADVISOR LLC, a Delaware limited liability company (the “Borrower”), FIFTH THIRD BANK, NATIONAL ASSOCIATION, INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, THE HUNTINGTON NATIONAL BANK, and PNC CAPITAL MARKETS LLC, as joint lead arrangers, each financial institution party hereto as a lender (such financial institutions, and their successors and assigns, each a “Lender”), and FIFTH THIRD BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders (in such capacity, and together with any successor agent appointed in accordance with the terms of Section 11.7, the “Agent”);

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders set forth on Exhibit A hereto make available to the Borrower a term credit facility of up to the Total Credit Commitment (as defined below), the proceeds of which are to be used by the Borrower for working capital and other corporate purposes; and

WHEREAS, the Lenders and the Agent, subject to the conditions set forth herein (including the conditions set forth in Section 6.1), are willing to make such credit facility available to the Borrower;

NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1. Definitions.

For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

“Accepting Lender” has the meaning assigned to it in Section 2.3(b)(ii).

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is amalgamated or merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning assigned to it in the first recital to this Agreement.

“Aircraft” means all commercial aircraft (including, without limitation, the airframe and all engines and parts thereof or with respect thereto) owned by the Guarantor and its Subsidiaries.

“Applicable Commitment Percentage” means, with respect to each Lender at any time, a fraction, the numerator of which shall be such Lender’s Credit Commitment and the denominator of which shall be the Total Credit Commitment, which Applicable Commitment Percentage for each Lender as of the Closing Date is as set forth in Exhibit A; provided that the Applicable Commitment Percentage of each Lender shall be increased to reflect any assignments to or by such Lender effected in accordance with Section 12.1.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” for such Lender designated for such Type of Loan on the signature pages hereof or such other office of such Lender as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans are to be made and maintained.

“Applicable Margin” means (x) 0.30% per annum, with respect to Base Rate Loans and (y) 1.30% per annum with respect to any Tranche Rate Loan.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit B (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender’s interest under this Agreement pursuant to Section 12.1.

“Authorized Representative” means (i) with respect to the Guarantor, any of the President, Chairman, Chief Executive Officer, Chief Operations Officer, Chief Financial Officer, Chief Legal Officer, Chief Commercial Officer or Executive Vice President of the Guarantor and (ii) with respect to the Borrower, any Director or any Officer of the Borrower, in each case designated as an Authorized Representative of the Guarantor or Borrower, as applicable, as set forth from time to time in a certificate in the form of Exhibit C.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means a variable per annum rate, as of any date of determination, equal to the Prime Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below the Base Rate. Any change in the Base Rate shall be effective for purposes of this Agreement on the date of such change without notice to Borrower.

“Base Rate Loan” means a Loan for which the rate of interest is determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System (or any successor body).

“Borrower” has the meaning assigned to it in the preamble to this Agreement.

“Borrowing” means a borrowing of Loans pursuant to Section 2.1.

“Borrowing Date” means a date that Loans are to be made hereunder.

“Borrowing Notice” means the notice of a Borrowing delivered by an Authorized Representative in connection with a Loan under the Facility, in the form of Exhibit D.

“Business Day” means any day that commercial banks in New York, New York and Cincinnati, Ohio are required by law to be open for business. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days are expressly prescribed.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock,

(2) in the case of a company, association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership, membership interests (whether general or limited) or shares in the capital of a company, and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars,

(2) pounds sterling,

(3) (a) euro, or any national currency of any participating member state in the European Union,

(b) Canadian dollars, or

(c) any other local currency held from time to time in the ordinary course of business,

(4) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million,

(6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof,

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above,

(9) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and

(10) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Guarantor;

(2) (a) all or substantially all of the assets of the Guarantor and the Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Wholly-Owned Subsidiary or one or more Permitted Holders or (b) the Guarantor amalgamates, consolidates or merges with or into another Person or any Person consolidates, amalgamates or merges with or into the Guarantor, in either case under this clause (2), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Guarantor, immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing a majority of the total voting power of the Voting Stock of the Guarantor, or the applicable surviving or transferee Person; provided that this clause shall not apply (i) in the case where immediately after the consummation of the transactions Permitted Holders beneficially own Voting Stock representing in the aggregate a majority of the total voting power of the Guarantor, or the applicable surviving or transferee Person or (ii) to an amalgamation or a merger of the Guarantor with or into (x) a corporation, limited liability company or partnership or (y) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no Person or group (other than Permitted Holders) which beneficially owns Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of such entity and, in the case of clause (y), the parent of such wholly-owned subsidiary guarantees the Obligations;

(3) the Guarantor shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the shareholders of the Guarantor;

(4) a “change of control” or any comparable term under, and as defined in, the Recent Indenture shall have occurred; or

(5) the Borrower shall cease to be an Affiliate of the Guarantor.

For purposes of this definition, if the Guarantor becomes a direct or indirect Subsidiary of a holding company, such holding company shall not itself be considered a Person or group for purposes of clauses (1) and (2) above; provided that (a) such holding company beneficially owns, directly or indirectly, 100% of the Capital Stock of the Guarantor and (b) upon completion of such transaction, no Person or group (other than one or more Permitted Holders) beneficially owns more than 50% of the voting power of the total outstanding voting stock of such holding company.

“Closing Date” means May 20, 2026.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Commitment Termination Date” means the earliest of (i) with respect to the initial Borrowing, May 20, 2026 and, with respect to any Borrower in connection with the Increased Commitments pursuant to Section 2.7, the six-month anniversary of the initial Borrowing Date or (ii) the date of termination of Lenders’ obligations pursuant to Section 10.1 upon the occurrence of an Event of Default; provided that if the Commitment Termination Date is not a Business Day, such date shall be the immediately preceding Business Day.

“Conforming Changes” means, with respect to the use, administration of, or any conventions associated with the Tranche Rate or any proposed Successor Rate, as applicable, any changes to the terms of this Agreement related to the timing, frequency, and methodology of determining rates and making payments of interest, including changes to the definition of Business Day, lookback periods or observation shift, prepayments, and borrowing, conversion, or continuation notices, and other technical, administrative, or operational matters, as may be appropriate, as reasonably determined by the Agent, to reflect the adoption and implementation of such applicable rate and to permit the administration thereof by the Agent in an operationally feasible manner and, to the extent feasible, consistent with market practice.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees, amortization in relation to terminated Hedging Obligations and amortization of net lease discounts and lease incentives, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of or hedge ineffectiveness expenses of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Accounting Standards Codification — Derivative and Hedging (Topic 815) and excluding non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to February 28, 2014 of Hedging Obligations), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, and excluding amortization of deferred financing fees and any expensing of other financing fees), and

(b) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued less

(c) interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that:

(1) any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to severance, relocation and new product introductions) shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors or management of the Borrower, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period,

(6) [reserved],

(7) the effects of adjustments resulting from the application of purchase accounting in relation to any acquisition that is consummated after April 4, 2012, net of taxes, shall be excluded,

(8) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Accounting Standards Codification—Intangibles—Goodwill and Other (Topic 350) and Property, Plant, and Equipment (Topic 360) and the amortization of intangibles arising pursuant to Financial Accounting Standards Board Accounting Standards Codification—Business Combinations (Topic 805) shall be excluded,

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded; and

(11) unrealized gains or losses relating to Hedging Obligations and mark-to-market of Indebtedness denominated in foreign currencies shall be excluded.

“Consolidated Net Worth” means at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Guarantor and its Subsidiaries under stockholders’ equity at such date.

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of all Indebtedness of the Guarantor and its Subsidiaries as set forth on the Guarantor’s consolidated balance sheet in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(A) for the purchase or payment of any such primary obligation or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Convert”, “Conversion”, and “Converted” refers to a conversion pursuant to Article V of one Type of Loan into another Type of Loan.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 12.19.

“Credit Commitment” means, as to any Lender, the obligation of such Lender to make Loans to the Borrower, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Exhibit A, as such commitment may be (a) reduced from time to time pursuant to Section 2.3, (b) increased from time to time pursuant to Section 2.7 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.1.

“Credit Facilities” means one or more debt facilities, commercial paper facilities, credit agreements, indentures or other agreements, in each case with banks or other institutional lenders, purchasers, investors, trustees or agents providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other extensions of credit or other indebtedness, in each case including any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any debt facilities, commercial paper facilities, credit agreements, indentures or other agreements, in each case with banks or other institutional lenders, purchasers, investors, trustees or agents that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Credit Outstandings” means, as of any date of determination, the aggregate principal amount of all Loans then outstanding.

“Credit Party” means, collectively, the Borrower, the Guarantor and each Subsidiary Guarantor (if any).

“Credit Rating Agency” means Fitch Ratings, Inc., Moody’s and S&P.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate of interest (adjusted for reserves if the Agent is required to maintain reserves with respect to relevant advances) per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, in each case, and (b) the Index Floor. If by 5:00 pm (New York City time) on the second U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a benchmark replacement with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. Each determination by the Agent of Daily Simple SOFR shall be conclusive and binding in the absence of manifest error.

“Debt Fund Affiliate” means an Affiliate of any Person that is primarily engaged in, or is primarily engaged in advising funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Declining Lender” has the meaning assigned to it in Section 2.3(b)(ii).

“Default” means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

“Default Rate” means the lower of (a) a rate of 2% above the Term SOFR or Base Rate, as applicable, that is the rate applicable to such Loan and (b) the maximum rate permitted by applicable law.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) filed a petition or answer seeking liquidation, reorganization, examination or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Preferred Stock” means preferred shares of the Guarantor (in each case other than Disqualified Stock) that is issued for cash (other than to a Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on the issuance date thereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the Maturity Date or the date the Borrower repays all of the Loans and the Total Credit Commitment has been permanently terminated pursuant to the terms hereof; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Guarantor or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Guarantor or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and the symbol “$” mean dollars constituting legal tender for the payment of public and private debts in the United States of America.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

(a) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(b) Consolidated Interest Expense (and other components of Fixed Charges to the extent changes in GAAP after February 28, 2014 result in such components reducing Consolidated Net Income) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(d) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by this Agreement (whether or not successful), including such fees, expenses or charges related to the offering of the notes and the Credit Facilities, and deducted in computing Consolidated Net Income, plus

(e) the amount of any restructuring charges, integration costs or other business optimization expenses or costs deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after November 30, 2012, plus

(f) any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(g) the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

(h) any net loss (or minus any gain) resulting from currency exchange risk Hedging Obligations, plus

(i) foreign exchange loss (or minus any gain) on debt, plus

(j) expenses related to the implementation of an enterprise resource planning system, less

(k) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) a Lender, (ii) an affiliate of a Lender, and (iii) any other financial institution approved by the Agent; provided, however, that (x) neither the Borrower nor an affiliate of the Borrower shall qualify as an Eligible Assignee and (y) unless a Default or Event of Default has occurred and is continuing, none of the Persons listed on Schedule 1.1B shall qualify as an Eligible Assignee unless the Borrower shall have consented to such qualification.

“Employee Benefit Plan” means, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower, the Guarantor or any of their ERISA Affiliates is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” means any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other “Superfund” or “Superlien” law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common shares or preferred shares of the Guarantor (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Guarantor’s common shares registered on Form S-8;

(b) any such public or private sale that constitutes an Excluded Contribution; and

(c) any sales to the Guarantor or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer within the meaning of Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” means any of the occurrences set forth as such in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Guarantor from:

(a) contributions to its common equity capital, and

(b) the sale (other than to a Subsidiary of the Guarantor or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Guarantor) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Guarantor,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate of the Guarantor on or prior to the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.

“Existing Indebtedness” means Indebtedness of the Guarantor or its Subsidiaries in existence on the Closing Date, plus interest accruing thereon.

“Existing Notes Repayment Date” means the date on which all of the Guarantor’s existing senior notes that are outstanding on the Closing Date have been repaid, repurchased in full or otherwise satisfied and discharged and no longer outstanding.

“Facility” means the facility described in Articles II hereof providing for Loans to the Borrower by the Lenders in the aggregate principal amount up to the Total Credit Commitment.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief executive officer, chief financial officer, chief accounting officer or controller of the Guarantor or its Subsidiaries, which determination will be conclusive (unless otherwise provided in this Agreement).

“FATCA” means Section 1471 through 1474 of the Code, as of the date hereof, and any amended or successor version that is substantively comparable and not materially more onerous to comply with, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above) or any intergovernmental agreement (and any related legislation, rules or official administrative practices) implementing the foregoing.

“FCPA Compliance” means compliance in all material respects by the Borrower, its Subsidiaries and their respective directors and officers and, to the knowledge of the Borrower, their respective employees, agents and affiliates with the Foreign Corrupt Practices Act, as amended, and rules and regulations thereunder (“FCPA”) and the UK Bribery Act, as amended, including that no part of the proceeds of the Loans be used directly, or to the knowledge of the Borrower, indirectly, in violation of the FCPA or UK Bribery Act, as amended, including, without limitation, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or the UK Bribery Act, as amended.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fifth Third” means Fifth Third Bank, National Association and its successors.

“Fiscal Quarter” means each three-month period from March 1 through May 31, June 1 through August 31, September 1 through November 30, and December 1 through the last day of February of the following calendar year

“Fiscal Year” means, respectively the 12-month fiscal period of the Guarantor and its Subsidiaries commencing on March 1 of each calendar year and ending on the last day of February of the following calendar year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a) Consolidated Interest Expense,

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person, and

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

“Floor” means a rate of interest equal to 0.00%.

“GAAP” means generally accepted accounting principles in the United States which are in effect on April 4, 2012. At any time, the Guarantor or the Borrower, as applicable, may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP for purposes of calculations hereunder and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include Fiscal Quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Agent. If at any time any election by the Borrower to apply IFRS accounting principles in lieu of GAAP as provided under this definition of “GAAP” would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such election to apply IFRS (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such election to apply IFRS and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such election to apply IFRS.

“Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee’ means a guarantee, dated as of the Closing Date, by the Guarantor in respect of the obligations of the Borrower under the Loan Documents.

“Guarantor’ means Aircastle Limited.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hazardous Material” means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Increased Amount Date” has the meaning assigned to it in Section 2.7.

“Increased Commitment Notice” has the meaning assigned to it in Section 2.7.

“Increased Commitments” has the meaning assigned to it in Section 2.7.

“Increasing Lender” has the meaning assigned to it in Section 2.7.

“Indebtedness” means, with respect to any Person:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent

(1) in respect of borrowed money,

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(3) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, or

(4) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that Contingent Obligations shall be deemed not to constitute Indebtedness; and obligations under or in respect of Receivables Facilities shall not be deemed to constitute Indebtedness (except for the purposes of the covenants contained in Sections 9.16, 9.17 and 9.18); and the term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) that would be considered an operating lease under GAAP as in effect on the Closing Date; provided further that, for the avoidance of doubt, Indebtedness of any Person at any time under a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding

“Indenture” means the Recent Indenture and each other indenture pursuant to which unsecured senior notes are issued by the Guarantor.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Index Floor” has the meaning given to such term in the definition of “Tranche Rate”.

“Initial Lien” has the meaning assigned to it in Section 9.3(i).

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Coverage Ratio” means, as of the end of any Fiscal Quarter of the Guarantor and the Subsidiaries for the Test Period ending on such date, the ratio of (a) EBITDA of the Guarantor and the Subsidiaries for such Test Period to (b) Consolidated Interest Expense paid in cash of the Guarantor for such Test Period.

“Interest Period” means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing or the effective date of the most recent Conversion or continuation of such Loan or Borrowing and ending on (but excluding) the immediately succeeding Payment Date, and thereafter the period commencing on (and including) a Payment Date and ending on (but excluding) the immediately succeeding Payment Date (which Interest Period shall be, in each case, a period of three months, except in the case of (a) the first Interest Period, which shall be a period longer than three months and (b) an Interest Period for the Loans made on an Increased Amount Date, which shall be less than three months if such Increased Amount Date is not a Payment Date); provided that:

(i)

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)

any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)	no Interest Period shall extend beyond the Maturity Date.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, moving and similar advances to officers, directors and employees), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Joint Lead Arrangers” means Fifth Third Bank, National Association, Industrial and Commercial Bank of China Limited, New York Branch, The Huntington National Bank, and PNC Capital Markets LLC.

“Lender” has the meaning assigned to it in the preamble to this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest ; provided that (i) in no event shall an operating lease be deemed to constitute a Lien and (ii) the filing of a financing statement under the Uniform Commercial Code does not, in and of itself give rise to a Lien.

“Loan” means any borrowing under this Agreement in accordance with Article II.

“Loan Documents” means this Agreement, the Notes (if any), the Guarantee, each Subsidiary Guarantee (if any) and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Agent in connection with the Loans made and transactions contemplated under this Agreement, as the same may be amended, supplemented or replaced from the time to time.

“Material Adverse Effect” means a material adverse effect on (i) the ability of the Borrower to pay or perform its obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (ii) the rights, powers and remedies of the Agent or any Lender under any Loan Document or the validity, legality or enforceability thereof.

“Maturity Date” means the fifth anniversary of the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means an Employee Benefit Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower, the Guarantor or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six Fiscal Years.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Lender” has the meaning given to such term in Section 2.7.

“Non-Guarantor Subsidiary” means any Subsidiary of the Guarantor that is not a Subsidiary Guarantor.

“Notes” means, collectively, the promissory notes (if any) of the Borrower evidencing Loans executed and delivered to the Lenders as provided in Section 2.5 substantially in the form of Exhibit F, with appropriate insertions as to amounts, dates and names of Lenders.

“Obligations” means the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Agent (acting in any capacity) or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Agent (acting in any capacity) or to any Lender that are required to be paid by the Borrower pursuant thereto) or otherwise.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower or the Guarantor by an Officer or Authorized Representative thereof.

“Operating Circular” means an operating circular issued by the Federal Reserve Bank.

“Organizational Action” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership, trust or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, trustee, member or partner action), or other similar official action, as applicable, taken by such entity.

“Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership, trust or other legally authorized incorporated or unincorporated entity, (i) the articles of incorporation, certificate of incorporation, memorandum of association, articles of organization, certificate of limited partnership, trust agreement or other applicable organizational or charter documents relating to the creation of such entity and (ii) the bylaws, bye-laws, operating agreement, partnership agreement, limited partnership agreement or other applicable documents relating to the operation, governance or management of such entity.

“Payment” has the meaning assigned to it in Section 11.13(a).

“Payment Date” means the 15th day of each March, June, September and December of each year, commencing September 15, 2026 and (y) the Maturity Date; provided, however, that if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case such Payment Date shall be the preceding Business Day).

“Payment Notice” has the meaning assigned to it in Section 11.13(b).

“Payment Recipient” has the meaning assigned to it in Section 11.2(d).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permitted Holders” means, collectively, any Person that holds Voting Stock of the Guarantor as of the Closing Date, Marubeni Corporation, Mizuho Leasing Co., Ltd., each of their Affiliates and any Person who, at any time, is the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer or any Secretary or other executive officer of the Guarantor or any Subsidiary of the Guarantor at such time.

“Permitted Investments” means

(a) any Investment in the Guarantor or any Subsidiary of the Guarantor;

(b) any Investment in cash and Cash Equivalents;

(c) any Investment by the Guarantor or any Subsidiary of the Guarantor in a Person if as a result of such Investment:

(1) such Person becomes a Subsidiary of the Guarantor; or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Guarantor or a Subsidiary of the Guarantor;

(d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with any disposition of assets;

(e) any Investment existing on the Closing Date;

(f) advances to employees not in excess of $5.0 million outstanding at any one time, in the aggregate;

(g) any Investment acquired by the Guarantor or any Subsidiary of the Guarantor:

(1) in exchange for any other Investment or accounts receivable held by the Guarantor or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Guarantor of such other Investment or accounts receivable; or

(2) as a result of a foreclosure by the Guarantor or any Subsidiary of the Guarantor with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h) any Investments in Hedging Obligations entered into in the ordinary course of business;

(i) loans to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(j) any Investment having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding, not to exceed the greater of (x) $200.0 million and (y) 3.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(k) Investments the payment for which consists of Equity Interests of the Borrower (exclusive of Disqualified Stock);

(l) guarantees of Indebtedness permitted under Section 9.4;

(m) any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of Section 9.8(ii);

(n) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing or similar arrangements;

(o) repurchases of Senior Notes;

(p) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Guarantor or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(q) any Investment in a Person (other than the Guarantor or a Subsidiary of the Guarantor) pursuant to the terms of any agreements in effect on the Closing Date and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded (after giving effect to write-downs or write-offs with respect to such Investment), and is made in the same Person as the Investment replaced, refinanced or refunded;

(r) endorsements for collection or deposit in the ordinary course of business;

(s) Investments relating to any special purpose wholly-owned subsidiary of the Guarantor organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Guarantor, are necessary or advisable to effect such Receivables Facility;

(t) Investments in a joint venture, when taken together with all other Investments made pursuant to this clause (t) that are at the time outstanding, not to exceed the greater of (x) $200.0 million and (y) 3.0% of Total Assets (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(u) Investments in aviation assets, including debt Investments secured, directly or indirectly, by commercial jet aircraft or related property and including Investments in entities owning, financing or leasing aviation assets, when taken together with all other Investments made pursuant to this clause (u) that are at the time outstanding, not to exceed 25% of Total Assets (with Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Jurisdiction” means any of the United States, any state thereof, the District of Columbia, or any territory thereof, Bermuda, the Cayman Islands, Switzerland, Ireland, Singapore or the Marshall Islands.

“Permitted Liens” means, with respect to any Person:

(1) Liens existing on the Closing Date;

(2) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary of the Guarantor; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Guarantor or any Subsidiary of the Guarantor;

(3) Liens on property at the time the Guarantor or a Subsidiary of the Guarantor acquired the property, including any acquisition by means of an amalgamation or a merger or consolidation with or into the Guarantor or any Subsidiary of the Guarantor; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the issuer or any Subsidiary of the Guarantor;

(4) Liens securing Indebtedness or other obligations of a Subsidiary of the Guarantor owing to the Guarantor or another Subsidiary of the Guarantor permitted to be incurred in accordance with Section 9.4;

(5) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6) Liens in favor of the Guarantor, the Borrower or any Subsidiary Guarantor;

(7) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (1), (2), (3), (4), (6) and (12); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1), (2), (3), (4), (6) and (12) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Lenders than the original Liens and the related Indebtedness;

(8) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(9) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(10) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Guarantor or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Guarantor and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Guarantor or any of its Subsidiaries in the ordinary course of business;

(11) [reserved];

(12) other Liens securing Indebtedness permitted to be incurred, provided that at the time such Indebtedness is incurred (or in the case of unsecured Indebtedness that is subsequently secured by Liens, at the time such Indebtedness becomes secured) the Unencumbered Asset Ratio as of the most recently ended Fiscal Quarter of the Guarantor is not less than 1.25 to 1.00 (except that (i) cash and Cash Equivalents” and Indebtedness shall be measured on the applicable date of determination on a pro forma basis, (ii) any Aircraft acquired subsequent to such date may, at the option of the Guarantor, be included in the determination of the Unencumbered Aircraft valued as of the date of acquisition and as determined by the Guarantor in good faith and (iii) if the outstanding amount of Indebtedness on the applicable date of determination has been reduced since the end of the applicable quarter with the proceeds of any sale or other disposition of Aircraft, the book value of such Aircraft sold or otherwise disposed of shall be excluded); and

(13) any Lien securing obligations other than obligations under any Indebtedness for borrowed money or any Capitalized Lease Obligations of the Guarantor, the Borrower or any Subsidiary Guarantor.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Borrower may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Borrower may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” means, as of any date, the greater of: (a) 0.00% and (b) the rate that Fifth Third publicly announces, publishes or designates from time to time as its index rate or prime rate, or any successor rate thereto, in effect at its principal office. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below its index rate or prime rate.

“Principal Office” means the principal office of the Agent presently located at 38 Fountain Square Plaza Cincinnati, OH 45263, or such other office and address as the Agent may from time to time designate. Payments shall be made to the account specified as the Agent may from time to time specify in writing.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 12.19.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors or senior management of the Guarantor in good faith.

“Quarterly Covenant Compliance Report” has the meaning assigned to it in Section 8.1(c).

“Receivables Facility” means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Guarantor and its Subsidiaries pursuant to which the Guarantor and/or any of its Subsidiaries sells its accounts receivable to a Person that is not a Subsidiary of the Guarantor.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Subsidiary of the Guarantor in connection with, any Receivables Facility.

“Recent Indenture” means the Indenture, dated as of April 28, 2026, between the Guarantor and Computershare Trust Company, N.A., as trustee, as may be amended, supplemented, or otherwise modified from time to time.

“Refunding Capital Stock” means any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of, Equity Interests of the Guarantor (other than any Disqualified Stock).

“Regulation A” means a Regulation A circular issued by such Federal Reserve Bank.

“Regulation D” means Regulation D of the Board as the same may be amended or supplemented from time to time.

“Rejection Notice” has the meaning assigned to it in Section 2.3(b)(ii).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Guarantor or a Subsidiary of the Guarantor in exchange for assets transferred by the Guarantor or a Subsidiary of the Guarantor shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Subsidiary of the Guarantor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived by the PBGC.

“Required Lenders” means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating more than 50% of the aggregate Credit Exposures of all the Lenders on such date. For purposes of the preceding sentence, the amount of the “Credit Exposure” of each Lender shall be equal at all times to the amount of the sum of its unfunded Credit Commitment and its Applicable Commitment Percentage of outstanding principal balance of the Loans; provided that, for the purpose of this definition only, if any Lender shall have become a Defaulting Lender (subject to Section 2.13(b)), the Credit Commitment of such Defaulting Lender shall be deemed reduced by the amount it so failed to fund for so long as such failure shall continue and such Defaulting Lender’s Credit Exposure attributable to such failure shall be deemed held by any Lender making more than its Applicable Commitment Percentage of such Loan to the extent it covers such failure.

“Requirement of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, other official administrative guidance or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to it in Section 9.14.

“S&P” means Standard & Poor’s Ratings Services, and any successor thereto.

“Sanctions Compliance” means that neither the Borrower, any of its Subsidiaries, nor any of their respective directors and officers nor, to the knowledge of Officers of the Borrower, any agent, employee or Affiliate of the Borrower or any of its Subsidiaries is a Person that is the subject of any of the sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, and the U.S. Department of State, as well as the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively “Sanctions”), nor is the Borrower located in, organized in, resident of, or doing business or conducting transactions with the government of, or persons within, a country or territory that is the subject of Sanctions; and the Borrower will not directly, or to the knowledge of Officers of the Borrower, indirectly, use the proceeds from the Loans, or lend, contribute or otherwise make available such proceeds to any of its Subsidiaries, joint venture partners or other Person (i) to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, or (ii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Agent or otherwise) of Sanctions.

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 5.2(b)(i).

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Senior Notes” means any senior notes issued pursuant to an Indenture (including any supplemental indenture thereto).

“Significant Subsidiary” means any Subsidiary of the Guarantor that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” means any business conducted or proposed to be conducted by the Guarantor and its Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Single Employer Plan” means any Employee Benefit Plan covered by Title IV of ERISA which is not a Multiemployer Plan.

“SOFR” means a rate per annum equal to the secured overnight financing rate as published by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight funding rate).

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including Contingent Obligations;

(ii) it is then able and expects to be able to pay its debts as they mature;

(iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted; and

(iv) with respect to any Person incorporated in Ireland, such Person is not “unable to pay its debts” as that phrase is defined under Irish law in Section 509 and Section 570 of the Irish Companies Act 2014.

“Spread Adjustment” means a mathematical or other adjustment to an alternate benchmark rate selected pursuant to Section 5.2 and such adjustment may be positive, negative, or zero, subject to the specific Spread Adjustments set forth in Section 5.2.

“Subordinated Indebtedness” means with respect to the Borrower, any Indebtedness of the Guarantor or the Borrower which is by its terms subordinated in right of payment to the Loans.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” has the meaning assigned to it in Section 9.12(i)(a).

“Subsidiary Guarantor” means any Person that executes a Subsidiary Guarantee in accordance with the provisions of this Agreement (other than the Guarantor) and its respective successors and assigns.

“Successor Rate” shall mean any successor index rate determined pursuant to Section 5.2 from time to time, including any applicable Spread Adjustment.

“Supported QFC” has the meaning assigned to it in Section 12.19.

“Taxes” means all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, with respect to a Tranche Rate Loan for any Interest Period, the forward-looking SOFR rate administered by CME Group Benchmark Administration Limited (CBA), (or other administrator selected by Agent) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by Agent), fixed by the administrator thereof two U.S. Government Securities Business Days prior to the commencement of the applicable Interest Period (provided, however, that if Term SOFR is not published for such day, then Term SOFR shall be determined by reference to the immediately preceding U.S. Government Securities Business Day on which such rate is published).

“Termination Event” means: (i) a Reportable Event; or (ii) the termination of a Single Employer Plan or the filing of a notice of intent to terminate a Single Employer Plan; or (iii) the institution of proceedings to terminate a Single Employer Plan by the PBGC; or (iv) the partial or complete withdrawal of the Borrower, the Guarantor or any ERISA Affiliate from a Multiemployer Plan; or (v) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA in favor of the PBGC or an Employee Benefit Plan; or (vi) any event or condition which results in the Insolvency of a Multiemployer Plan; or (vii) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Test Period” means a period of four consecutive Fiscal Quarters.

“Total Assets” means the total assets of the Guarantor and its Subsidiaries, as shown on the most recent balance sheet of the Guarantor for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made.

“Total Credit Commitment” means a principal amount equal to $375,000,000, as may be increased from time to time in accordance with Section 2.7.

“Tranche Rate” means, with respect to any Interest Period, the greater of (a) 0.0% (the “Index Floor”) and (b) Term SOFR for a three-month tenor; provided that in the case of an Interest Period of a tenor that the Agent reasonably determines is comparable to a tenor that is less than three months, Term SOFR shall be Term SOFR for a one month tenor. Each determination by the Agent of the Tranche Rate shall be conclusive and binding in the absence of manifest error.

“Type” means any type of Loan (i.e., a Base Rate Loan or a Tranche Rate Loan).

“Tranche Rate Loans” means any Loans that accrue interest by reference to the Tranche Rate for an Interest Period.

“Type” means any type of Loan (i.e., a Base Rate Loan or a Tranche Rate Loan).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 12.19.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unencumbered Aircraft” means (a) each Aircraft of the Guarantor or any Subsidiary of the Guarantor which is owned entirely by the Guarantor and/or a Subsidiary of the Guarantor and listed on Schedule 1.1A hereto, as such schedule may be amended, restated or otherwise modified from time to time pursuant to the delivery of the Quarterly Covenant Compliance Report and (b) neither such Aircraft, nor, in the case such Aircraft is owned by the Guarantor or a Subsidiary of the Guarantor, any Equity Interest in such Subsidiary, is subject to any Lien that secures any Indebtedness of the Borrower or such Subsidiary.

“Unencumbered Asset Ratio” means, as of any date of determination for the Guarantor and its Subsidiaries calculated on a consolidated basis, without duplication, the ratio of (a) the sum of (i) the net book value (as determined by the Guarantor in accordance with GAAP) of all Unencumbered Aircraft, plus (ii) unrestricted cash and Cash Equivalents to (b) Consolidated Total Debt that is not secured by a Lien over any assets of the Guarantor and/or its Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-in Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-in Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-in Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-in Legislation that are related to or ancillary to any of those powers.

1.2. Rules of Interpretation.

(a) All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a consistent basis.

(b) The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

(c) Except as otherwise expressly provided, references herein to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to this Agreement.

(d) All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.

(e) When used herein or in any other Loan Document, words such as “hereunder”, “hereto”, “hereof’ and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

(f) References to “including” mean including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

(g) All dates and times of day specified herein shall refer to such dates and times in New York, New York.

(h) Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.

(i) Any reference to an officer of the Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions.

(j) All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such document or agreement, as the case may be, as amended, modified or supplemented from time to time only as and to the extent permitted therein and in the Loan Documents.

(k) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(l) Unless the context otherwise requires, a reference to a law, statute or other legislative provision includes any amendment or modification to such law, statute or other legislative provision and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor.

1.3. Rates.

The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Tranche Rate replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Tranche Rate replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, Term SOFR, or any other Tranche Rate prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, Term SOFR, any alternative, successor or replacement rate (including any Tranche Rate replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, Term SOFR or any other Tranche Rate, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE FACILITY

2.1. Loans.

(a) Commitment.

(i) Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a Loan to the Borrower under the Facility prior to the relevant Commitment Termination Date in Dollars in a single disbursement on the initial Borrowing Date on a pro rata basis as to the total borrowing requested by the Borrower determined by such Lender’s Applicable Commitment Percentage up to but not exceeding the Credit Commitment of such Lender, provided, however, that the Lenders will not be required and shall have no obligation to make such Loan so long as a Default or an Event of Default has occurred and is continuing; provided further that immediately after giving effect to such Loan the amount of Credit Outstandings shall not exceed the Total Credit Commitment.

(ii) On or following an Increased Amount Date on which Increased Commitments are effected, subject to the satisfaction of the terms and conditions set forth in Section 2.7 and subject to the other terms and conditions of this Agreement, the relevant Increasing Lenders and New Lenders severally agree to make one or more Loans to the Borrower under the Facility prior to the relevant Commitment Termination Date in Dollars on the relevant Borrowing Date on a pro rata basis (among such Increased Lenders and New Lenders) as to the total borrowing requested by the Borrower determined by such Lender’s Applicable Commitment Percentage (with the Applicable Commitment Percentage for this purpose determined by reference to the Increased Commitments rather than the Total Credit

Commitment) up to but not exceeding the portion of the Credit Commitment of such Lender that is part of the Increased Commitments, provided, however, that the Lenders will not be required and shall have no obligation to make any such Loan so long as a Default or an Event of Default has occurred and is continuing; and provided further that immediately after giving effect to each such Loan the amount of Credit Outstandings shall not exceed the Total Credit Commitment.

(b) Procedures. An Authorized Representative shall give the Agent at least three Business Days’ irrevocable written notice in the form of a Borrowing Notice with appropriate insertions, effective upon receipt, of each Loan (which shall be borrowed as a Tranche Rate Loan) prior to 12:00 P.M. (New York City time). Each such notice shall specify the amount of the borrowing and the date of borrowing.

The Borrowing Notice relating to the initial Loans shall be delivered by the Borrower on or within three Business Days after the date of this Agreement, for an amount equal to the Total Credit Commitment as of such Borrowing Date. If the Total Credit Commitment is increased pursuant to Section 2.7, the Borrowing Notice relating to the Loans of such Increased Commitment shall be delivered by the Borrower on or within three Business Days after the related Increased Amount Date, for an amount equal to such Increased Commitment.

(c) Promptly (and, to the extent feasible, not later than 2:00 P.M. (New York City time)) on the date specified for each borrowing under this Section 2.1, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Loan to be made by it on such day available by wire transfer to the Agent in the amount of its pro rata share, determined according to such Lender’s Applicable Commitment Percentage of the Loan to be made on such day (in the case of a Borrowing Date in respect of Increase Commitments, with the Applicable Commitment Percentage for such purpose determined by reference to the Increased Commitments rather than the Total Credit Commitment). Such wire transfer shall be directed to the Agent at the Principal Office and shall be in the form of Dollars constituting immediately available funds. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by delivery of the proceeds thereof as shall be directed in the applicable Borrowing Notice by an Authorized Representative and reasonably acceptable to the Agent.

(d) Any amount advanced by the Lenders pursuant hereto and subsequently repaid by the Borrower may not be reborrowed hereunder.

2.2. Payment of Interest.

(a) The Borrower shall pay interest to the Agent for the account of each Lender on the outstanding and unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be due at the then applicable Base Rate for Base Rate Loans or applicable Term SOFR rate for Tranche Rate Loans, plus, in each case, the Applicable Margin; provided, however, that if any Event of Default shall occur and be continuing, all amounts outstanding hereunder shall bear interest during such period at the Default Rate.

(b) Interest on each Loan shall be computed on the basis of a year of 360 days and calculated in each case for the actual number of days elapsed, provided that interest for Base Rate Loans based on the Prime Rate are calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest on each Loan shall be paid (x) quarterly in arrears on each Payment Date, (y) upon payment or prepayment of the principal amount of any Loan or any portion thereof, on the amount so paid or prepaid, (z) at the Maturity Date.

2.3. Payment of Principal.

(a) Scheduled Repayment; Voluntary Prepayments.

(i) The principal amount of each Loan shall be due and payable to the Agent for the benefit of each Lender in full on the Maturity Date, or earlier as specifically provided herein. The Borrower may prepay the outstanding principal amount of any Loan, in whole or in part, upon written notice given to the Agent not later than 1:00 P.M. (New York City time) at least three Business Days prior to the date of prepayment. All such prepayments must be accompanied by accrued interest up to, and including, the date of such prepayment and any compensation due under Section 5.5 hereof.

(ii) The Borrower may prepay the Loans of each affected Lender who makes a claim under Section 5.1, 5.3, 5.4 (to the extent of a Conversion resulting from the circumstances described in Section 5.3) or 5.6, or whose Loan has been (or is required to be) Converted to a Base Rate Loan pursuant to any such Section, or who does not consent to an amendment, waiver or other modification hereof (and such consent is required to effect such amendment, waiver or modification).

(b) Mandatory Prepayments and Commitment Reductions.

(i) If a Change of Control occurs, and immediately after giving effect to such Change of Control, the Guarantor (or senior unsecured debt issued by it) has an investment grade rating from at least one of the Credit Rating Agencies, then the Borrower shall promptly notify the Agent in writing. If the Required Lenders instruct the Agent to do so within 30 days after receipt of such notice, the Agent will declare all Loans immediately due and payable, and following receipt of such declaration, the Borrower shall be required to prepay the entire principal amount of the Loans on or prior to the date which is 90 days after the date of such Change of Control and the Total Credit Commitments shall be permanently reduced to $0.

(ii) If a Change of Control occurs, and immediately after giving effect to such Change of Control, the Guarantor (or senior unsecured debt issued by it) does not have an investment grade rating from any of the Credit Rating Agencies, then the Borrower shall prepay the entire principal amount of the Loans on or prior to the date which is 90 days after the date of such Change of Control and the Total Credit Commitments shall be permanently reduced to $0. Any Lender (a “Declining Lender”, and any Lender which is not a Declining Lender, an “Accepting Lender”) may elect, by delivering not less than two Business Days prior to the proposed prepayment date, a written notice (such notice, a “Rejection Notice”) that any mandatory prepayment otherwise required to be made with respect to the Loans held by such

Lender pursuant to Section 2.3(b)(ii) not be made, in which event the portion of such prepayment or commitment reduction which would otherwise have been applied to the Loans of the Declining Lenders shall instead be retained by the Borrower. If a Lender fails to deliver a Rejection Notice within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans.

(iii) The Borrower shall notify the Agent in writing of any mandatory prepayment of Loans and corresponding reduction of the Total Credit Commitments required to be made pursuant to Section 2.3(b)(i) or (ii) at least three U.S. Government Securities Business Days prior to the date of such prepayment. Such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Agent will promptly notify each Lender of the contents of any such prepayment notice and of such Lender’s pro rata share of the prepayment. All such prepayments must be accompanied by accrued interest up to, and including, the date of such prepayment and any compensation due under Section 5.5.

2.4. Manner of Payment.

(a) Each payment of principal (including any prepayment) and payment of interest and fees, and any other amount required to be paid to the Lenders with respect to the Loans, shall be made to the Agent at the Principal Office, for the account of each Lender, in Dollars and in immediately available funds without setoff, deduction or counterclaim before 12:30 P.M. (New York City time) (or, solely with respect to a prepayment of Base Rate Loans, 1:00 P.M. (New York City time)) on the date such payment is due.

(b) The Agent shall deem any payment made by or on behalf of the Borrower hereunder that is not made both in Dollars and in immediately available funds and prior to 12:30 P.M. (New York City time) (or, solely with respect to a prepayment of Base Rate Loans, 1:00 P.M. (New York City time)) to be a non-conforming payment. Any such payment shall not be deemed to be received by the Agent until the time such funds become available funds. Any nonconforming payment may constitute or become a Default or Event of Default. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until the later of (x) the date such funds become available funds or (y) the next Business Day at the Default Rate from the date such amount was due and payable.

(c) In the event that any payment hereunder becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under clause (a) of the definition of “Interest Period”; provided that interest shall continue to accrue during the period of any such extension and provided, further, that in no event shall any such due date be extended beyond the Maturity Date.

(d) Any payment or prepayment of any principal or interest on any Loan hereunder shall be accompanied by a certificate signed by an Authorized Representative and delivered to the Agent, which certificate shall identify such Loan, the amount of principal and interest paid thereon.

2.5. Notes.

At the request of any Lender, Loans made by such Lender shall be evidenced by a Note payable to such Lender or its registered assigns in the respective amount of its Applicable Commitment Percentage of the Loans and shall be duly completed, executed and delivered by the Borrower.

2.6. Pro Rata Payments.

Except as otherwise provided herein, (a) each payment on account of the principal of and interest on the Loans and the fees described in Section 2.10 shall be made to the Agent for the account of the Lenders pro rata based on their Applicable Commitment Percentages, (b) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without diminution, set off, recoupment or counterclaim, and (c) the Agent will promptly distribute to the Lenders in immediately available funds payments received in fully collected, immediately available funds from the Borrower.

2.7. Increases.

The Borrower shall, by notice from an Authorized Representative (a “Increased Commitment Notice”), have the right, at any time on or prior to the six month anniversary of the date of this Agreement, upon not less than three Business Days’ written notice to the Agent, to increase the Total Credit Commitment (any such increase, the “Increased Commitments”), up to a maximum amount equal to the difference between $425,000,000 and the Total Credit Commitment as of the date prior to the making of such Increased Commitments. Each Increased Commitment Notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Increased Commitments shall be effective, which shall be a Business Day and (ii) the identity of each existing Lender (each, an “Increasing Lender”) and each other Person that is not an existing Lender that is an Eligible Assignee (each, a “New Lender”) to whom the Borrower proposes any portion of such Increased Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Increased Commitments may elect or decline, in its sole discretion, to provide such Increased Commitments. Such Increased Commitments shall be effected pursuant to one or more accession agreements executed and delivered by the Borrower, each New Lender and Increasing Lender (as applicable) and the Agent; provided that no Default or Event of Default shall exist on such Increased Amount Date after giving effect to such Increased Commitments. The Increased Commitments shall be on the same terms and subject to the same conditions as the existing Credit Commitments.

2.8. Reserved.

2.9. Reserved.

2.10. Fees.

The Borrower shall pay the fees separately agreed to by the Borrower and the Agent on the dates separately specified.

2.11. Deficiency Advances.

No Lender shall be responsible for any default of any other Lender in respect to such other Lender’s obligation to make any Loan hereunder nor shall the Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to the Borrower in accordance with the terms set forth herein, the Agent may in its discretion and in its capacity as a Lender, but shall not be obligated to, advance all or any portion of such amount or amounts (each, a “deficiency advance”) and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates as if it had originally made such Loan; provided that (i) such Defaulting Lender shall not be entitled to receive payments of principal, interest or fees with respect to such deficiency advance until such deficiency advance shall be paid by such Lender and (ii) upon payment to the Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Agent by the Borrower on each Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be to the Agent as a Lender in full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Borrower thereon.

2.12. Use of Proceeds.

The proceeds of each Loan made pursuant to the Facility hereunder shall be used for working capital and other general corporate purposes.

2.13. Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 12.3 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the

Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Credit Commitments under the Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Credit Commitments under the Credit Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

[RESERVED]

ARTICLE IV

[RESERVED]

ARTICLE V

CHANGE IN CIRCUMSTANCES

5.1. Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date, with respect to each Lender hereunder on the Closing Date, or such later date that such Lender became a Lender hereunder, with respect to any other Lender:

(i) shall impose, modify or hold applicable any reserve (including, pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement with respect to eurocurrency funding, (currently referred to as “Eurocurrency liabilities in Regulation D”), special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Term SOFR rate; or

(ii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost (other than a Tax) to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Tranche Rate Loans, or to reduce any amount receivable hereunder in respect thereof (other than by reason of any Tax), then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender (on an after-tax basis) for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date, with respect to each Lender hereunder on the Closing Date, or such later date that such Lender became a Lender hereunder, with respect to any other Lender, shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation (on an after-tax basis) for such reduction.

(c) Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge occurring after the Closing Date, with respect to each Lender hereunder on the Closing Date, or such later date that such Lender became a Lender hereunder, with respect to any other Lender, which will entitle a Lender to compensation pursuant to this Section 5.1, and such Lender shall, upon written request by the Borrower, designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) For purposes of this Section 5.1, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, are deemed to have been introduced or adopted subsequent to the Closing Date (or such later date that such Lender became a Lender hereunder), regardless of the date enacted or adopted and (b) the adoption of the risk-based capital adequacy framework commonly known as Basel III shall be deemed to have occurred subsequent to the Closing Date (or such later date that such Lender became a Lender hereunder) regardless of when adopted.

5.2. Inability to Determine Rates and Benchmark Replacement Setting.

(a) Temporary Replacement of the Tranche Rate and Tenor Replacement. In the event, prior to commencement of any Interest Period relating to a Tranche Rate Loan, (i) the Agent shall determine that the Tranche Rate is unavailable (which shall be conclusive and binding on all parties hereto absent manifest error) or (ii) the Required Lenders shall determine that the Tranche Rate as determined by the Agent does not adequately and fairly reflect the cost to Lenders of making or maintaining their Tranche Rate Loans for such Interest Period, and the Required Lenders shall have notified the Agent of such determination; then, in any such case, the Agent shall promptly provide notice of such determination to the Borrower and the Lenders, and (A) any request for a Tranche Rate Loan or for a conversion to or continuation of a Tranche Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (B) each Tranche Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (C) the obligations of Lenders to make Tranche Rate Loans shall be suspended until the Agent (in the case of clause (ii), acting at the instruction of the Required Lenders) determines that the circumstances giving rise to such suspension no longer exist, in which event the Agent shall so notify the Borrower and the Lenders.

At any time (including in connection with the implementation of a Successor Rate), Agent may remove any tenor of a Tranche Rate that is unavailable; provided, however, that the Agent may reinstate such previously removed tenor for Tranche Rate settings if the Agent determines in its sole discretion that such tenor has become available and representative again.

(b) Tranche Rate Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, but without limiting Section 5.2(a) above, if the Agent determines (which determination shall be conclusive and binding on all parties hereto absent manifest error) that any of the circumstances described in Section 5.2(a)(i)-(ii) has occurred and is unlikely to be temporary or the administrator of the Tranche Rate has made a public statement identifying a specific date (the “Scheduled Unavailability Date”) after which the Tranche Rate will no longer be representative or made available or used for determining the interest rate of loans or otherwise cease, and there is no successor administrator satisfactory to Agent, then on a date and time determined by the Agent, but no later than the Scheduled Unavailability Date, the Tranche Rate will be replaced hereunder and under any other Loan Document with Daily Simple SOFR.

(ii) Notwithstanding anything to the contrary herein, if the Agent determines that the Successor Rate designated in Section 5.2(b)(i) above is not available or administratively feasible, or if any of the circumstances described in the initial paragraph of this Section 5.2(b) with regard to the Tranche Rate has occurred with respect to a Successor Rate then in effect, the Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Tranche Rate or any then current Successor Rate in accordance with this Section 5.2(b) with another alternative benchmark rate and a Spread Adjustment, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities and any recommendations of a relevant Governmental Authority, and which Spread Adjustment or method for calculating such Spread Adjustment shall be published on an information service as selected by Agent from time to time in its reasonable discretion.

(iii) Any such alternative benchmark rate and Spread Adjustment shall constitute a Successor Rate hereunder. Any such amendment shall become effective on the date set forth in a written notice provided by the Agent to the Borrower and the Lenders (such date to be five or more Business Days after the date of such notice) unless the Required Lenders have provided written notice of their objection to such amendment on or before the fifth Business Day after the Agent provides such notice. For the avoidance of doubt, from and after such date, (x) all Tranche Rate Loans shall bear interest at the Successor Rate plus the Applicable Margin; and (y) all references herein and in any other Loan Documents to “Tranche Rate” shall mean and refer to the Successor Rate.

(iv) Notwithstanding anything to the contrary herein, if the Successor Rate would be less than the Index Floor, the Successor Rate will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents. Further, if the interest rate to be replaced is rounded upwards under the terms of this Agreement or any Loan Document, the Successor Rate shall also be rounded up by the same amount.

(v) The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration of the Tranche Rate or any Successor Rate, including the selection of such rate by the applicable authority, or whether the composition or characteristics of any Successor Rate and Spread Adjustment or Conforming Changes will be similar to, or produce the same value or economic equivalence of, the initial Tranche Rate.

5.3. Illegality.

If any applicable Requirement of Law has made it unlawful for a Lender or its Lending Office to make, maintain or fund or charge interest with respect to any Tranche Rate Loans, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Agent), any obligation of such Lender to make or continue Tranche Rate Loans or to convert Base Rate Loans to Tranche Rate Loans shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay all Tranche Rate Loans of such Lender or, if applicable and the Borrower so elects, convert all Tranche Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Tranche Rate Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Tranche Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.5.

5.4. Treatment of Affected Loans.

If the obligation of any Lender to make a Tranche Rate Loan or to continue Tranche Rate Loans shall be suspended pursuant to Section 5.2 or 5.3 hereof (Loans of such Type being herein called “Affected Loans”), such Lender’s Affected Loans shall be automatically Converted into Base Rate Loans on the last day of the then current Interest Period for Affected Loans (or, in the case of a Conversion required by Section 5.3 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.2 or 5.3 hereof that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or continued by such Lender as Loans of the Tranche Rate Loans shall be made or continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Tranche Rate Loans shall instead remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 5.2 or 5.3 hereof that gave rise to the Conversion of such Lender’s Affected Loans pursuant to this Section 5.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Tranche Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day of the next succeeding Interest Period for such outstanding Tranche Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Tranche Rate Loans and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Credit Commitments.

5.5. Compensation.

Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable) incurred by it as a result of:

(a) any payment, prepayment, or Conversion of a Tranche Rate Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10.1) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Article VI to be satisfied) to borrow, Convert, continue, or prepay a Tranche Rate Loan on the date for such borrowing, Conversion, continuation, or prepayment specified in the relevant notice of borrowing, prepayment, continuation, or Conversion under this Agreement.

(c) any applicable breakage costs incurred as a result of any assignment of any Tranche Rate Loan from a Lender to another Lender as a result of a request from the Borrower.

5.6. Taxes.

(a) Any and all payments by or on account of any obligation of any Credit Party to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of each Lender and the Agent, (i) Taxes imposed on its net income, overall gross receipts, capital or net worth, and any franchise, doing business or similar Taxes imposed on it in lieu of net income taxes, in each case, imposed on such Lender or Agent (as applicable) as a result of a present or former connection between the Agent or such Lender (as applicable) and the jurisdiction of the Governmental Authority imposing such tax (other than any such connection arising solely from the Agent or such Lender (as applicable) having been a party to, executed, delivered or performed its obligations or received a payment under or engaged in any other transaction pursuant to, or enforced, this Agreement or any other Loan Document), (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a loan or commitment under the Loan

Documents pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the loan or commitment or (y) such Lender changes its Applicable Lending Office, except in each case (i) to the extent that, pursuant to this Section 5.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, or (ii) if any such change to a Lender’s Applicable Lending Office was made at the request of the Borrower (iii) Taxes attributable to such recipient’s failure to comply with Section 5.6(e) and (iv) any U.S. federal withholding Taxes imposed under FATCA. If any such non-excluded Taxes (“Indemnified Taxes”) or Other Taxes (as defined below) are required to be withheld by the applicable withholding agent from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Agent, (i) the sum payable by the applicable Credit Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 5.6) such Lender (or, in the case of an amount paid to the Agent for its own account, the Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the applicable withholding agent shall furnish to the Agent (in a reasonably prompt manner), at its address referred to in Section 12.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably acceptable to such Lender or the Agent; provided, however, that no Credit Party shall be required to increase such amounts payable to any Lender with respect to any Taxes that are (i) attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) imposed pursuant to FATCA.

(b) In addition, the Borrower agrees to timely pay any and all present or future stamp, documentary or other similar excise or property Taxes which arise from any payment made under any Loan Document or from the execution, performance, registration, delivery or enforcement of this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Indemnified Taxes and Other Taxes (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 5.6) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes are correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered by any Lender (or by the Agent, on its own behalf or on behalf of a Lender) shall be conclusive absent manifest error.

(d) Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent, shall provide the Borrower and the Agent with documentation that would enable payments to be made to such Person without withholding tax (including backup withholding) or at a reduced rate of withholding tax. In addition, each Lender and the Agent agrees that it will (i) take all actions reasonably requested by the Borrower in writing that are consistent with applicable legal and regulatory restrictions to claim any available reductions or exemptions from Indemnified Taxes or Other Taxes and (ii) otherwise cooperate with the Borrower to minimize any amounts payable by the Borrower under this Section 5.6; provided, however, that in each case, any out-of-pocket cost relating to such action or cooperation requested by the Borrower shall be borne by the Borrower and no Lender shall be required to deliver any documentation that is not legally eligible to deliver or take any action that it determines in its sole good faith discretion, may be adverse in any non de minimis respect to it and not indemnified to its satisfaction.

(e) A Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to any payments under this Agreement shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally eligible to complete, execute and deliver such documentation and (other than with respect to the specific IRS documentation set forth below) in such Lender’s judgment such completion, execution or submission would not materially prejudice the economic, legal or regulatory position of such Lender; (ii) without limiting the generality of the foregoing, (x) any Lender that is a U.S. Person (within the meaning of section 7701(a)(30) of the Code) shall deliver to the Borrower and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; (y) any Lender that is not a U.S. Person (a “Foreign Lender”) shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable: (1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) executed copies of IRS Form W-8ECI; (3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or (4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by appropriate IRS Forms W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9,

and/or other certification documents from each beneficial owner, as applicable. Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment; provided that no Lender shall be required to deliver any documentation pursuant to this Section 5.6(f) that it is not legally eligible to deliver

(g) Within thirty (30) days after the date of any payment of Taxes by any Credit Party, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment or other evidence of such payment as is reasonably acceptable to the Agent.

(h) If any Credit Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 5.6, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, is not otherwise disadvantageous to such Lender.

(i) If the Agent or any Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.6, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.6 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any net increase in Taxes imposed on such Person by reason of such refund and the payment by such Person pursuant to this sentence) of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant

Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(j) Upon Borrower’s timely written request, the Lender shall, in good faith, with due diligence, and at the Borrower’s expense, contest the validity, applicability or amount of any Indemnified Taxes or Other Taxes for which Borrower is responsible under this Section 5.6 by, in such Lender’s sole discretion after consultation with Borrower, (i) resisting payment thereof, (ii) not paying the same except under protest, if protest is necessary and proper, or (iii) if payment is made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings; provided that (y) the Lender will not be required to take any action hereunder which, in its sole discretion, would cause the Lender to suffer a material economic, legal or regulatory disadvantage, and (z) Borrower agrees to pay and shall timely pay on written demand to such Lender all reasonable costs and expenses that such Lender actually incurs in connection with and reasonably allocable to contesting such claim (including reasonable legal and accounting fees, penalties, interest, and additions to tax).

(k) Without prejudice to the survival of any other agreement of the Credit Parties under the Loan Documents, the agreements and obligations of each Credit Party contained in this Section 5.6 shall survive the termination of the Credit Commitments, any assignment of rights by, or the replacement of, a Lender, and the payment in full of the Loans.

(l) Each Lender hereby authorizes the Agent to deliver to the Credit Parties and to any successor Agent any documentation provided by such Lender to the Agent pursuant to this Section 5.6.

5.7. Term SOFR Conforming Changes.

In connection with the use or administration of Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

ARTICLE VI

CONDITIONS TO MAKING LOANS

6.1. Conditions of Closing Date.

(a) The effectiveness of this Agreement is subject to the prior or concurrent satisfaction or waiver (in accordance with Section 12.6) of each of the conditions precedent set forth in this Section 6.1. For the limited purpose of this Section 6.1, the phrases “shall have received”, “shall have approved”, “shall have demonstrated”, “shall have delivered” and similar phrases contemplating that future performances were required shall be construed as being performed or waived (in accordance with Section 12.6) as of the Closing Date.

(b) The Agent shall have received, as of the Closing Date, in form and substance satisfactory to the Agent and Lenders, the following:

(i) executed originals of each of this Agreement, the Guarantee, the Notes (if applicable), and the other initial Loan Documents, together with all schedules and exhibits thereto;

(ii) the favorable written opinion or opinions of special counsel to the Borrower and the Guarantor with respect to the Loan Documents and the transactions contemplated hereby (including opinions of New York, Delaware and Bermuda counsel), dated the Closing Date, addressed to the Agent (on behalf of itself and the Lenders), reasonably satisfactory to special counsel to the Agent;

(iii) resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of each of the Borrower and the Guarantor (or an extract thereof), certified by its secretary or assistant secretary or an officer thereof as of the Closing Date, approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof;

(iv) specimen signatures of Officers of each of the Borrower and the Guarantor executing the Loan Documents on behalf of such party, certified by the secretary or assistant secretary or an Officer thereof;

(v) the Organizational Documents of each of the Borrower and the Guarantor certified by the secretary or assistant secretary or an officer thereof;

(vi) a certificate issued as of a recent date by or on behalf of the Registrar of Companies or comparable officials of the jurisdiction of incorporation of the Guarantor as to the due existence and good standing of the Guarantor;

(vii) notice of appointment of the initial Authorized Representative(s);

(viii) a certificate signed by a Chief Financial Officer of the Guarantor attesting to the Solvency of the Borrower and the Guarantor after giving pro forma effect to the entry into this Agreement in form and substance reasonably satisfactory to the Agent;

(ix) at the Closing Date, no Default or Event of Default specified in Article X shall have occurred and be continuing;

(x) evidence that any fees payable by the Borrower on the Closing Date to the Agent and the Lenders have been paid;

(xi) all documentation and other information about the Borrower and the Guarantor required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, as is requested in writing by the Agent at least 10 days prior to the Closing Date; and

(xii) The Agent shall have received, at least three Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower and the Guarantor if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and is not subject to any exemption thereunder, to the extent requested in writing not less than 10 Business Days prior to the Closing Date.

6.2. Conditions of Loans.

The obligation of the Lenders to make Loans to the Borrower hereunder on or subsequent to the Closing Date is subject to the conditions precedent that:

(a) each of the conditions to making the Facility available to the Borrower, as set forth in Section 6.1, shall have been satisfied on or prior to the date of such Loan;

(b) the representations and warranties of the Borrower set forth in Article VII and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective date;

(c) the Agent shall have received a Borrowing Notice as required by Section 2.1(b);

(d) at the time of (and after giving effect to) such Loan, no Default or Event of Default specified in Article X shall have occurred and be continuing; and

(e) immediately after giving effect to the such Loan:

(i) the aggregate principal balance of all outstanding Loans for each Lender shall not exceed such Lender’s Credit Commitment;

(ii) the Credit Outstandings shall not exceed the Total Credit Commitment.

6.3. Conditions Subsequent(a) . Within 20 Business Days after the Closing Date, the Borrower shall deliver to the Agent a Subsidiary Guarantee from Aircastle (Ireland) Designated Activity Company (“AIDAC”), together with opinions of counsel (which may contain customary exceptions) that such Subsidiary Guarantee has been duly authorized, executed and delivered by AIDAC and constitutes legal, valid, binding and enforceable obligation of AIDAC; provided that such Subsidiary Guarantee and opinions shall be in substantially the same form and subject to substantially the same terms as the equivalent guarantees provided by AIDAC to the lenders of unsecured loans of Aircastle Limited (including provisions as to termination thereof upon termination of such equivalent guarantees).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants with respect to itself, the Guarantor and each Subsidiary Guarantor (if any) (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans) that:

7.1. Organization and Authority.

(a) Each of the Borrower, the Guarantor and each Subsidiary Guarantor (if any) and its respective Subsidiaries is a company, corporation, partnership or limited liability company duly organized or incorporated and validly existing under the laws of the jurisdiction of its formation or incorporation;

(b) Each of the Borrower, the Guarantor and each Subsidiary Guarantor (if any) and its respective Subsidiaries (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify would have a Material Adverse Effect;

(c) The Borrower has the power and authority to execute, deliver and perform this Agreement and to execute, deliver and perform each of the other Loan Documents to which it is a party;

(d) The Guarantor and each Subsidiary Guarantor (if any) has the power and authority to execute, deliver and perform each of the Loan Documents to which it is a party; and

(e) When executed and delivered, each of the Loan Documents to which the Borrower, the Guarantor or any Subsidiary Guarantor is a party will be the legal, valid and binding obligation or agreement, as the case may be, of the Borrower, the Guarantor or such Subsidiary Guarantor (as the case may be), enforceable against the Borrower, the Guarantor or such Subsidiary Guarantor (as the case may be) in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity).

7.2. Loan Documents.

The execution, delivery and performance by each Credit Party of each of the Loan Documents to which it is a party:

(a) have been duly authorized by all requisite Organizational Action of such Credit Party (as the case may be) required for the lawful execution, delivery and performance thereof;

(b) do not violate any provisions of (i) any applicable law, rule or regulation, (ii) any judgment, writ, order, determination, decree or arbitral award of any Governmental Authority or arbitral authority binding on such Credit Party or their respective properties or (iii) the Organizational Documents of such Credit Party;

(c) do not and will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time or both, would constitute an event of default, under any contract, indenture, agreement or other instrument or document to which such Credit Party is a party, or by which the properties or assets of such Credit Party are bound; and

(d) do not and will not result in the creation or imposition of any Lien upon any of the properties or assets of such Credit Party or any Subsidiary.

7.3. Solvency.

At the time of each Loan to the Borrower, the Borrower, the Guarantor and each Subsidiary Guarantor (if any) is Solvent after giving effect to the transactions contemplated by the Loan Documents.

7.4. Use of Proceeds.

The proceeds of each Loan made pursuant to the Facility hereunder shall be used as described under Section 2.12.

7.5. Financial Condition.

The audited consolidated financial statements of the Guarantor and its Subsidiaries dated February 28, 2026, copies of which have been furnished to each Lender on or before the Closing Date, have been prepared using accounting methods, procedures and policies which are in accordance with GAAP and present fairly in all material respects the financial position of the Guarantor and its Subsidiaries on a consolidated basis, in each case, as at the dates thereof, and the results of operations and statements of cash flows for the periods then ended (as to any unaudited interim financial statements, subject to normal year-end audit adjustments and the absence of footnotes); provided that the Guarantor shall be deemed to have satisfied its delivery obligations with respect to the above financial statements if the full text of such financial statements have been posted to and are generally available on the Guarantor’s website. Neither the Guarantor nor any of its Subsidiaries had, to the knowledge of the Borrower, as at the date of the most recent balance sheet referred to above, any material Contingent Obligation, contingent liability or liability for taxes, or any long term lease, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto and which, to the knowledge of the Borrower or the Guarantor, has any reasonable likelihood of resulting in a material cost or loss. As of the Closing Date, since February 28, 2026 there has been no development or event which has had a Material Adverse Effect.

7.6. Anti-Corruption and Sanctions.

The Borrower, the Guarantor and their Subsidiaries observe and conform to FCPA Compliance and Sanctions Compliance.

7.7. Title to Properties.

The Borrower, the Guarantor and each of their Subsidiaries has good and marketable title to all its real and personal properties, subject to no Liens of any kind except Permitted Liens.

7.8. Taxes.

Except as set forth in Schedule 7.8, the Borrower, the Guarantor and each of their Subsidiaries has filed or caused to be filed all federal, state, local and foreign Tax returns in each case that are required to be filed by it and that, the failure to file, would reasonably be expected to have a Material Adverse Effect (individually or in the aggregate) and, except for Taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which reserves in accordance with GAAP reflected in the financial statements most recently delivered pursuant to Section 8.1(a) and satisfactory to the Borrower’s or the Guarantor’s independent certified public accountants have been established, have paid or caused to be paid all Taxes (whether or not shown on said returns or on any assessment received by it), to the extent that such Taxes have become due.

7.9. Other Agreements.

The Borrower, the Guarantor and each Subsidiary Guarantor (if any):

(i) is not a party to or subject to any judgment, order, decree, agreement, lease or instrument, or subject to other restrictions, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or

(ii) is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Borrower or such Guarantor or any Subsidiary Guarantor is a party, which default has, or if not remedied within any applicable grace period could reasonably be likely to have, a Material Adverse Effect.

7.10. Litigation.

Except as set forth in Schedule 7.10, there is no action, suit, investigation or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Borrower, threatened by or against the Borrower, the Guarantor or any Subsidiary Guarantor (if any) or affecting any such Person or any properties or rights of any such Person, which could reasonably be likely to have a Material Adverse Effect.

7.11. Federal Regulations.

No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

7.12. Investment Company.

No Credit Party is an “investment company”, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. § 80a-1, et seq.). The application of the proceeds of the Loans and repayment thereof by the Borrower and the performance by the Borrower and the other Credit Parties of the transactions contemplated by the Loan Documents will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the Closing Date.

7.13. Patents, Etc.

The Borrower, the Guarantor and each Subsidiary Guarantor (if any) owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to or used in the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, other proprietary right of any other Person except as could not reasonably be likely to have a Material Adverse Effect.

7.14. No Untrue Statement.

Neither (a) this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of the Borrower or any other Credit Party in accordance with or pursuant to any Loan Document nor (b) any written statement, representation, or warranty provided to the Agent in connection with the negotiation or preparation of the Loan Documents contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such warranty, representation or statement contained therein not misleading.

7.15. No Consents, Etc.

Neither the respective businesses or properties of the Borrower, the Guarantor or any of their Subsidiaries, nor any relationship among the Borrower, the Guarantor or any of their Subsidiaries and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of the Borrower, the Guarantor or any of their Subsidiaries as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by the Loan Documents, which, if not obtained or effected, would be reasonably likely to have a Material Adverse Effect, or if so, such consent, approval, authorization, filing, registration or qualification has been duly obtained or effected, as the case may be.

7.16. Employee Benefit Plans.

(a) Neither the Borrower, nor the Guarantor nor any ERISA Affiliate has (i) failed to make any contribution required by Section 430 of the Code or Section 303 of ERISA by its due date with respect to any Single Employer Plan, whether or not waived, or failed to make any required contribution to a Multiemployer Plan during the six-year period prior to the date on which this representation is made or deemed made or (ii) any other liability to the PBGC which remains outstanding, in each case described in clause (i) or (ii) above, in an amount that would be reasonably likely to have a Material Adverse Effect;

(b) No Termination Event has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Single Employer Plan or Multiemployer Plan, and neither the Borrower, nor the Guarantor nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan that, in each case, could be reasonably expected to have a Material Adverse Effect; and

(c) The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made for each such plan, exceed the then current value of the assets of such Single Employer Plan allocable to such benefits by a material amount.

7.17. No Default.

As of the Closing Date, there does not exist any Default or Event of Default hereunder.

7.18. Environmental Laws.

Except as listed on Schedule 7.18, the Borrower, the Guarantor and each Subsidiary Guarantor (if any) is in compliance with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals. Except as listed on Schedule 7.18, neither the Borrower nor the Guarantor nor any Subsidiary Guarantor (if any) has been notified of any pending or threatened action, suit, proceeding or investigation, and the Borrower, the Guarantor and each Subsidiary Guarantor (if any) is not aware of any facts, which (a) calls into question, or could reasonably be expected to call into question, compliance by the Borrower, the Guarantor and each Subsidiary Guarantor (if any) with any Environmental Laws, (b) seeks, or could reasonably be expected to form the basis of a meritorious proceeding, to suspend, revoke or terminate any license, permit or approval necessary for the operation of the Borrower’s, the Guarantor’s or any Subsidiary Guarantor’s (if any) business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, or (c) seeks to cause, or could reasonably be expected to form the basis of a meritorious proceeding to cause, any property of the Borrower, the Guarantor or any Subsidiary Guarantor (if any) to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law.

7.19. Affected Financial Institution.

No Credit Party is an Affected Financial Institution.

7.20. Withholding Taxes.

The Borrower, to its knowledge, as of the date of this Agreement is not required to withhold or deduct any Taxes imposed by any Governmental Authority on any payments hereunder or under any other Loan Document except U.S. federal, state and local withholding taxes (including under FATCA) on a Lender that has not provided an applicable IRS Form (and attachments thereto) evidencing a complete exemption therefrom.

7.21. Pari Passu.

Its payment obligations under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Unless the Required Lenders shall otherwise consent in writing, the Borrower will, and where applicable will cause each of its Subsidiaries (if any), to:

8.1. Financial Reports, Etc.

(a) As soon as practical and in any event within 90 days after the end of each Fiscal Year, deliver or cause to be delivered to the Agent and each Lender audited consolidated balance sheets of the Guarantor and its Subsidiaries as at the end of such Fiscal Year, and the notes thereto (if any), and the relating audited consolidated statements of income, changes in stockholders’ (or members’) equity and cash flows, and the respective notes thereto (if any), for such Fiscal Year, setting forth comparative financial statements for the preceding year (if applicable), reported on by Ernst &Young LLP or other independent certified public accountants of nationally recognized standing all prepared in accordance with GAAP, accompanied by a certificate of an Authorized Representative, which certificate shall be in the form of Exhibit H and accompanied by an unaudited reconciliation that explains in reasonable detail the differences between the financial information relating to the Guarantor and its Subsidiaries, on the one hand, and the financial information of the Guarantor and its Subsidiaries on a standalone basis, on the other hand; provided that the Borrower shall be deemed to have satisfied its delivery obligations with respect to the above financial statements and unaudited reconciliation (but not the certificate referred to above) if the full text of such financial statements and unaudited reconciliation have been posted to and are generally available on the Guarantor’s website.

(b) As soon as practical and in any event within 60 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of the Fiscal Year), deliver to the Agent and each Lender consolidated income statements of the Guarantor and its Subsidiaries prepared in accordance with GAAP, accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly, in all material respects, the financial position of the Guarantor and its Subsidiaries as of the end of such fiscal period and the results of their operations for such fiscal period and accompanied by an unaudited reconciliation that explains in reasonable detail the differences between the financial information relating to the Guarantor and its Subsidiaries, on the one hand, and the financial information of the Guarantor and its Subsidiaries on a standalone basis, on the other hand; provided that the Borrower shall be deemed to have satisfied its delivery obligations with respect to the above financial statements and unaudited reconciliation if the full text of such financial statements and unaudited reconciliation have been posted to and are generally available on the Guarantor’s website;

(c) Concurrently with any delivery of financial statements under Section 8.1(a) or (b), deliver or cause to be delivered as set forth above a report in form and substance reasonably satisfactory to the Agent which certificate shall be in the form of Exhibit H, stating that the Borrower is in compliance with the covenants and setting forth in reasonable detail the calculations demonstrating such compliance with the covenants and terms hereof and that no Default or Event of Default has occurred and is continuing, in each case as of the end of such month (the “Quarterly Covenant Compliance Report”);

(d) Promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent and each Lender a copy of (i) all regular or special reports or effective registration statements which the Guarantor or any of its Subsidiaries shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by the Guarantor or any of its Subsidiaries to its bondholders or the financial community in general, and (iii) any management letter or other report submitted to the Guarantor or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit of the Guarantor or any of its Subsidiaries; provided that the Borrower shall be deemed to have satisfied its delivery obligations with respect to the above documents if the full text of such documents have been posted to and are generally available on the Guarantor’s website; and

(e) Promptly, from time to time, deliver or cause to be delivered to the Agent and each Lender such other information regarding the Guarantor’s and any of its Subsidiaries’ operations, business affairs and financial condition as the Agent or such Lender may reasonably request; provided that the Guarantor shall be deemed to have satisfied its delivery obligations with respect to the above documents if the full text of such documents have been posted to and are generally available on the Guarantor’s website .

Subject to Section 12.13, the Agent and the Lenders are hereby authorized to deliver a copy of any such financial or other information delivered hereunder to the Lenders (or any affiliate of any Lender) or to the Agent, to any Governmental Authority having jurisdiction over the Agent or any of the Lenders pursuant to any written request therefor or in the ordinary course of examination of loan files, or to any other Person who shall acquire or consider the assignment of, or acquisition of any participation interest in, any Obligation permitted by this Agreement.

8.2. Maintain Properties.

Maintain all properties necessary to its operations in good working order and condition, make all needed repairs, replacements and renewals to such properties, and maintain free from Liens all trademarks, trade names, patents, copyrights, trade secrets, know-how, and other intellectual property and proprietary information (or adequate licenses thereto), in each case as are reasonably necessary to conduct its business as currently conducted or as contemplated hereby, all in accordance with customary and prudent business practices.

8.3. Existence, Qualification, Etc.

Except as otherwise expressly permitted under Section 9.7, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which failure to do so would have a Material Adverse Effect.

8.4. Regulations and Taxes.

Comply with or contest in good faith all statutes and governmental regulations and timely pay or contest in good faith all Taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, would become a Lien other than a Permitted Lien against any of its properties unless such Lien could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.5. [RESERVED].

8.6. True Books.

Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions, and set up on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

8.7. Right of Inspection.

Permit any Person designated by any Lender or the Agent to visit and inspect any corporate book or financial report of the Borrower or any of its Subsidiaries and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all at reasonable times, at reasonable intervals and with reasonable prior notice; provided that upon any Event of Default, such access shall be at any time.

8.8. Observe All Laws.

Conform to and duly observe all Requirements of Law and all other valid requirements of any Governmental Authority with respect to the conduct of its business (including, without limitation, FCPA Compliance and Sanctions Compliance) unless, except with respect to FCPA Compliance and Sanctions Compliance, the failure to so conform or observe would not have a Material Adverse Effect.

8.9. Governmental Licenses.

Obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities of which the failure to so obtain and maintain would not have a Material Adverse Effect and as contemplated by the Loan Documents.

8.10. Officer’s Knowledge of Default.

Upon any Officer of the Borrower obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of the Guarantor or any of its Subsidiaries to any Lender, or any event, or occurrence which is reasonably expected to have a Material Adverse Effect, cause such Officer or an Authorized Representative to promptly notify the Agent of the nature thereof, the period of existence thereof, and what action the Borrower, the Guarantor or such Subsidiary proposes to take with respect thereto.

8.11. Suits or Other Proceedings.

Upon any Officer of the Borrower obtaining knowledge of any action, suit, litigation, investigation, or other proceeding being instituted or threatened against the Borrower, the Guarantor or any of their Subsidiaries, in any court or before any Governmental Authority, or any attachment, levy, execution or other process being instituted against any assets of the Borrower, the Guarantor or any of their Subsidiaries, making a claim or claims in an aggregate amount greater than $5,000,000, exclusive of punitive damages, not otherwise covered by insurance or that would otherwise be reasonably expected to have a Material Adverse Effect, promptly deliver to the Agent written notice thereof stating the nature and status of such action, suit, litigation, investigation, dispute, proceeding, levy, execution or other process.

8.12. Notice of Environmental Complaint or Condition.

Promptly provide to the Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims or citations received by the Borrower, the Guarantor or any of their Subsidiaries relating to any (a) violation or alleged violation by the Borrower, the Guarantor or any of their Subsidiaries of any applicable Environmental Law; (b) release or threatened release by the Borrower, the Guarantor or any of their Subsidiaries, or by any Person handling, transporting or disposing of any Hazardous Material on behalf of the Borrower, the Guarantor or any of their Subsidiaries, or at any facility or property owned or leased or operated by the Borrower, the Guarantor or any of their Subsidiaries, of any Hazardous Material, except where occurring legally pursuant to a permit or license; or (c) liability or alleged liability of the Borrower, the Guarantor or any of their Subsidiaries for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials.

8.13. [RESERVED].

8.14. [RESERVED].

8.15. Continued Operations.

Continue at all times to conduct its business and engage principally in the same line or lines of business substantially as heretofore conducted.

8.16. Employee Benefit Plans.

With reasonable promptness, and in any event within 30 days after the Borrower or the Guarantor knows or has reason to know thereof, give notice to the Agent of (a) the establishment of any Single Employer Plan (which notice shall include a copy of such plan), (b) the failure of the Borrower, the Guarantor or any ERISA Affiliate to make a required installment or payment under Section 303(j) of ERISA or Section 430(j) of the Code by the due date; (c) the occurrence of a Termination Event with respect to any Single Employer Plan or Multiemployer Plan; and (d) the institution of proceedings or the taking of any other action by the PBGC or the Borrower, the Guarantor or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Multiemployer Plan.

ARTICLE IX

NEGATIVE COVENANTS

Unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will cause each Subsidiary thereof (if any) not to:

9.1. [RESERVED].

9.2. [RESERVED].

9.3. Liens.

(i) The Borrower will not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness for borrowed money or any Capitalized Lease Obligations of the Borrower, the Guarantor or any Subsidiary Guarantor (if any) (the “Initial Lien”) of any kind upon any of its property or assets, now owned or hereafter acquired, except any Initial Lien if (a) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien or (b) such Initial Lien is a Permitted Lien.

(ii) Any Lien created for the benefit of the Lenders pursuant to clause (a) of Section 9.3(i) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

9.4. Indebtedness.

(i) The Borrower will not permit any Non-Guarantor Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not permit any Non-Guarantor Subsidiary to issue any shares of Disqualified Stock or preferred stock.

(ii) The foregoing limitations will not apply to:

(a) [reserved];

(b) [reserved];

(c) Existing Indebtedness of any Non-Guarantor Subsidiary;

(d) [reserved];

(e) Indebtedness incurred by any Non-Guarantor Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f) Indebtedness arising from agreements of a Non-Guarantor Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Guarantor, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Guarantor for the purpose of financing such acquisition;

(g) [reserved];

(h) Indebtedness of a Non-Guarantor Subsidiary to the Borrower, the Guarantor or another Subsidiary of the Guarantor; provided that, any subsequent transfer of any such Indebtedness (except to the Borrower, the Guarantor or another Subsidiary of the Guarantor) shall be deemed in each case to be an incurrence of such Indebtedness not permitted by this clause (h);

(i) shares of preferred stock of a Non-Guarantor Subsidiary issued to the Borrower, the Guarantor or a Subsidiary of the Guarantor;

(j) Hedging Obligations for the purpose of limiting one or more of interest rate, exchange rate or commodity risk;

(k) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower, the Guarantor or any Subsidiary of the Guarantor in the ordinary course of business or consistent with past practice or industry practice;

(l) Indebtedness, Disqualified Stock and preferred stock of any Non-Guarantor Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed $200.0 million; and

(m) any guarantee by a Non-Guarantor Subsidiary of Indebtedness of the Borrower, the Guarantor or any Subsidiary of the Guarantor so long as the incurrence of such Indebtedness incurred by such Non-Guarantor Subsidiary is permitted under the terms of this Agreement;

(n) the incurrence by a Non-Guarantor Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the Section 9.4(i), this clause (n) and clause (q) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity;

(o) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by any Non-Guarantor Subsidiary or amalgamated or merged into a Non-Guarantor Subsidiary in accordance with the terms of this Agreement; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition, amalgamation or merger; provided further that after giving effect to such acquisition, amalgamation or merger, either:

(1) the Guarantor and its Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00; or

(2) the Fixed Charge Coverage Ratio is not less than immediately prior to such acquisition, amalgamation or merger

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(q) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock, including any predelivery payment financing, incurred by any Non-Guarantor Subsidiaries, relating to the purchase, lease, acquisition, improvement or modification of any aircraft, engines, spare parts or similar assets, including in the form of financing from aircraft or engine manufacturers or their affiliates and whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, so long as the amount of such indebtedness does not exceed the purchase price of such aircraft and any improvements or modifications thereto and is incurred not later than 270 days after the date of such purchase, lease, acquisition, improvement or modification;

(r) Indebtedness of any Non-Guarantor Subsidiary supported by a letter of credit issued pursuant to Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; and

(s) Indebtedness of any Non-Guarantor Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

(iii) For purposes of determining compliance with this Section 9.4, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in Sections 9.4(ii)(a) through (s) or is entitled to be incurred pursuant to Section 9.4(i), the Borrower, in its sole discretion, may classify or reclassify such item of Indebtedness in any manner that complies with this covenant and the Borrower may divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 9.4(i) and (ii). Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

(iv) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(v) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(vi) The Borrower will not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Borrower unless such Indebtedness is expressly subordinated in right of payment to the Loans to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Borrower.

9.5. [RESERVED].

9.6. [RESERVED].

9.7. Merger or Consolidation.

(i) The Borrower may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(a) the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or incorporated or existing under the laws of a Permitted Jurisdiction (such Person, as the case may be, being herein called the “Successor Company”);

(b) the Successor Company, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to an amendment to this agreement or other documents or instruments in form reasonably satisfactory to the Agent;

(c) immediately after such transaction no Default or Event of Default exists;

(d) [reserved];

(e) the Borrower shall have delivered to the Agent an Officer’s Certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger or transfer and such amendment, if any, comply with this Agreement and, if an amendment is required in connection with such transaction, such supplement shall comply with the applicable provisions of this Agreement; and

(f) the Successor Company shall have delivered to the Lenders all documentation and other information about the Successor Company required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, as is requested in writing by the Agent at least 10 days prior to the date on which the Successor Company assumes all the obligations of the Borrower under this Agreement and the other Loan Documents as provided in Section 9.7(b) hereof.

Notwithstanding anything provided herein or otherwise, no Lender shall have any obligation to extend credit to a Successor Company if such extension of credit results in a violation of law or regulation.

(ii) Notwithstanding the foregoing clause (i),

(a) the Borrower or any Subsidiary thereof may consolidate with, amalgamate or merge into and or transfer all or part of its properties and assets to the Borrower, the Guarantor or any Subsidiary of the Guarantor; and

(b) the Borrower may amalgamate or merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in any Permitted Jurisdiction.

(iii) Upon any consolidation, amalgamation or merger, or any sale, assignment, conveyance, transfer, lease or disposition (except any sale, assignment, conveyance, transfer, lease or disposition to the Guarantor or its Subsidiaries) of all or substantially all of the assets of the Borrower in accordance with this Section 9.7, the successor Person formed by such consolidation or into which the Borrower, as the case may be, is amalgamated or merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement, with the same effect as if such successor Person had been named as the Borrower herein. When a successor Person assumes all obligations of its predecessor hereunder such predecessor shall be released from all obligations; provided that in the event of a transfer or lease, the predecessor shall not be released from the payment of principal and interest or other obligations.

(iv) For purposes of this covenant, the leasing of aircraft, engines, spare parts or similar assets in the ordinary course of business shall not be considered the leasing of “all or substantially all” of the properties or assets of the Borrower.

9.8. Transactions with Affiliates.

(i) The Borrower will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person as determined by the Board of Directors or senior management of the Borrower in good faith; and

(b) the Borrower delivers to the Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

(ii) The foregoing provisions will not apply to the following:

(1) transactions between or among the Borrower, the Guarantor and/or any of the Subsidiaries of the Guarantor;

(2) Restricted Payments permitted by Section 9.14 or the definition of Permitted Investments;

(3) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Borrower, the Guarantor or any Subsidiary of the Guarantor;

(4) transactions in which the Borrower, the Guarantor or any Subsidiary of the Guarantor, as the case may be, delivers to the Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or meets the requirements of clause (a) of Section 9.8(i);

(5) payments or loans (or cancellation of loans) to employees or consultants of the Borrower, the Guarantor or any Subsidiary of the Guarantor which are approved by a majority of the Board of Directors of the Borrower in good faith;

(6) any agreement as in effect as of the Closing Date, or any amendment or replacement thereto (so long as any such amendment, taken as a whole, is not materially less favorable to the Borrower and its Subsidiaries than the agreement in effect on the Closing Date (as determined by the Board of Directors or senior management of the Borrower in good faith));

(7) the existence of, or the performance by the Borrower, the Guarantor or any of its Subsidiaries of its obligations under the terms of, any shareholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower, the Guarantor or any Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement, taken as a whole, is not materially less favorable to the Borrower and its Subsidiaries than the agreement in effect on the Closing Date (as determined by the Board of Directors or senior management of the Borrower in good faith);

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement;

(9) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Affiliate of the Borrower or other customary rights in connection therewith;

(10) transactions or payments pursuant to any employee, officer or director compensation or benefit plans, employment agreements, severance agreement, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved in good faith by the Board of Directors or senior management of the Borrower;

(11) transactions in the ordinary course with joint ventures in which the Borrower, the Guarantor or a Subsidiary of the Guarantor holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions, taken as a whole, are not materially less favorable to the Borrower or Subsidiary participating in such joint ventures than they are to other joint venture partners as determined by the Board of Directors in good faith;

(12) transactions with a Person that is an Affiliate of the Guarantor solely because the Guarantor owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(13) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(14) services provided by the Borrower, the Guarantor or any of its Subsidiaries to its Subsidiaries or Affiliates under an agreement in respect of (A) aircraft, airframe and engines, (B) all parts, including replacement parts, of whatever nature, which are from time to time included within the airframes or engines or owned separately by the Borrower, the Guarantor or any of its Subsidiaries (C) aircraft documents, (D) leases to which the Borrower, the Guarantor or any of its Subsidiaries is or may from time to time be party with respect to an aircraft, airframe, engine or part and (E) all securities or other instruments secured directly or indirectly by aircraft, airframe, engines or parts all in the ordinary course of business and consistent with past practice;

(15) any transaction where the only consideration paid by the Borrower or any of its Subsidiaries is the issuance of Equity Interests (other than Disqualified Stock);

(16) any transaction in which the Borrower delivers to the Agent a copy of a written opinion as to the fairness of such transaction to the Borrower or such Subsidiary from a financial point of view issued by an Independent Financial Advisor; and

(17) transactions with a Person solely in its capacity as a holder of Indebtedness of the Borrower, the Guarantor or any of its Subsidiaries; provided such transaction is with all holders of such class of Indebtedness (provided the holders of such class includes non-Affiliate holders) and such Person is treated no more favorably than holders of Indebtedness of the Borrower, the Guarantor or such Subsidiaries generally as determined by the Board of Directors or management of the Borrower.

9.9. [RESERVED].

9.10. Fiscal Year.

Change its Fiscal Year, or have any fiscal year other than the Fiscal Year.

9.11. Change in Control.

Cause, suffer or permit to exist or occur any Change of Control unless the Borrower prepays the entire principal amount of the Loans to the extent required pursuant to Section 2.3(b) (and, if applicable, subject to the right of one or more Lenders to decline such prepayment pursuance to Section 2.3(b)(ii)).

9.12. Guarantees.

(i) From and after the Closing Date and prior to the Existing Notes Repayment Date, the Borrower will not cause or permit any of its Subsidiaries (other than a Subsidiary Guarantor), directly or indirectly, to guarantee any Indebtedness with an aggregate principal amount in excess of $100,000,000, of the Borrower, the Guarantor or any other Subsidiary Guarantor unless such Subsidiary:

(a) within 20 Business Days of the date on which it guarantees Indebtedness of the Borrower, the Guarantor or any other Subsidiary Guarantor executes and delivers to the Agent a guarantee to which such Subsidiary shall guarantee (each guarantee executed by any Subsidiary of the Guarantor in respect of the Borrower’s Obligations, a “Subsidiary Guarantee”) all of the Borrower’s Obligations and other terms contained in the applicable Subsidiary Guarantee and subject to the conditions contained in such Subsidiary Guarantee; provided that, for the avoidance of doubt, such Subsidiary Guarantee shall include customary excluded swap obligation provisions; and

(b) delivers to the Agent an opinion of counsel (which may contain customary exceptions) that such Subsidiary Guarantee has been duly authorized, executed and delivered by such Subsidiary and constitutes legal, valid, binding and enforceable obligation of such Subsidiary.

(ii) Thereafter, such Subsidiary shall be a Subsidiary Guarantor for all purposes of this Agreement and other Loan Documents until such Subsidiary Guarantee is released in accordance with the provisions of this Agreement. In the event of a sale or other transfer or disposition of all of the Capital Stock in any Subsidiary Guarantor to any Person that is not an Affiliate of the Borrower in compliance with the terms of this Agreement, or in the event all or substantially all the assets or Capital Stock of a Subsidiary Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a Person that is not an Affiliate of the Borrower in compliance with the terms of this Agreement, then, without any further action on the part of the Agent or any Lender, such Subsidiary Guarantor (or the Person concurrently acquiring such assets of such Subsidiary Guarantor) shall be deemed automatically and unconditionally cancelled, released and discharged of any obligations under its Subsidiary Guarantee, and upon request, the Agent shall execute and deliver an agreement, written instrument or confirmation to reflect the same . In addition, upon the release or discharge of any guarantee of other Indebtedness which resulted in the creation of a Subsidiary Guarantee (except a discharge or release by or as a result of payment under such guarantee), the Subsidiary Guarantor of such Subsidiary Guarantee shall be deemed automatically and unconditionally cancelled, released and discharged of any obligations under its Subsidiary Guarantee, and upon request, the Agent will execute an agreement, written instrument or confirmation to reflect the same. The Borrower may cause any other Subsidiary of the Borrower to issue a Subsidiary Guarantee and become a Subsidiary Guarantor.

(iii) Each Subsidiary Guarantee by a Subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Subsidiary Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

9.13. [RESERVED].

9.14. Restricted Payments.

(i) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, for so long as an Event of Default has occurred and is continuing or would occur as a consequence thereof:

(a) declare or pay any dividend or make any distribution on account of the Borrower’s or any of its Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any amalgamation, merger or consolidation other than:

(1) dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests; or

(2) dividends or distributions by a Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or its Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(b) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, including in connection with any amalgamation, merger or consolidation;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (x) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition and (y) Indebtedness of the Borrower to a Subsidiary or a Subsidiary to the Borrower or another Subsidiary; or

(d) make any Restricted Investment;

(all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”).

(ii) The foregoing provisions will not prohibit:

(a) the payment of any dividend, distribution or redemption within 60 days after the date of declaration thereof or call for redemption, if at the date of declaration or call for redemption such payment or redemption would have complied with the provisions of this Agreement;

(b) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower, which is incurred in compliance with Section 9.4 so long as:

(1) the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount, plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium and any tender premiums, defeasance costs or other fees and expenses incurred in connection with the issuance of such new Indebtedness,

(2) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity of the Loans, and

(3) such Indebtedness has a Weighted Average Life to Maturity which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any Loans then outstanding were instead due on such date one year following the maturity date of such Loans (provided that, in the case of this subclause (3)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the Loans in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness being refunded or refinanced or defeased);

(c) [reserved];

(d) [reserved];

(e) [reserved];

(f) [reserved];

(g) repurchases of Equity Interests deemed to occur (i) upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or (ii) in connection with the exercise or vesting of stock options or similar instruments to the extent necessary to pay withholding taxes related to such exercise or vesting of stock options or similar instruments;

(h) Restricted Payments that are made with Excluded Contributions;

(i) [reserved];

(j) Restricted Payments by the Borrower or any Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(k) the purchase by the Borrower of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(l) distributions or payments of Receivables Fees; and

(m) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness required pursuant to the provisions similar to those contained in Sections 2.3(b)(i) and (ii).

9.15. [RESERVED].

9.16. Unencumbered Asset Ratio.

Permit the Unencumbered Asset Ratio as of the Closing Date and the end of any Fiscal Quarter of the Guarantor (beginning with the Fiscal Quarter ending May 31, 2026) to be less than 1.25 to 1.00.

9.17. Minimum Interest Coverage Ratio.

Permit the Interest Coverage Ratio as of the Closing Date and the end of any Fiscal Quarter of the Guarantor (beginning with the Fiscal Quarter ending May 31, 2026) to be less than 2.00 to 1.00.

9.18. Consolidated Net Worth.

Permit Consolidated Net Worth at any time to be less than $1,100,000,000.

ARTICLE X

EVENTS OF DEFAULT AND ACCELERATION

10.1. Events of Default.

If any one or more of the following events (herein called “Events of Default”) shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), that is to say:

(a) if default shall be made in the due and punctual payment of the principal of any Loan or other Obligation, when and as the same shall be due and payable pursuant to any provision of Article II, whether at maturity, by acceleration or otherwise; or

(b) if default shall be made in the due and punctual payment of any amount of interest on any Loan or other Obligation or of any fees or other amounts payable to any of the Lenders or the Agent within three Business Days after the date on which the same shall be due and payable; or

(c) if default shall be made in the performance or observance of any covenant set forth in Section 8.3 (as to the existence of the Borrower), Section 8.10 or 8.11 hereunder; or

(d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement (other than as described in clauses (a), (b) or (c) above), or if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond any applicable grace period, if any, contained therein) or in any instrument or document evidencing or creating any obligation in favor of the Agent (acting in any capacity) or any of the Lenders or delivered to the Agent (acting in any capacity) or any of the Lenders in connection with or pursuant to this Agreement or any of the Obligations, and, if such default (x) is capable of being cured and such default shall continue for 30 or more days or (y) is not capable of being cured then immediately, in each case, after the earlier of receipt of notice of such default to an Authorized Representative from the Agent (acting in any capacity) or an Officer of the Borrower or the Guarantor becomes aware of such default, or if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Agent (acting in any capacity)), or if without the written consent of the Lenders, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Lenders or the Agent (acting in any capacity)); or

(e) if there shall occur (i) a default, which is not waived, in the payment of any principal, interest, premium or other amount with respect to any Indebtedness or Hedging Obligation (other than the Loans and other Obligations) of the Borrower, the Guarantor or any Significant Subsidiaries in the aggregate principal amount of at least $100,000,000, or (ii) a default, which is not waived, in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness or Hedging Obligation in an aggregate principal amount of at least $100,000,000 may have been issued, created, assumed, guaranteed or secured by the Borrower, the Guarantor or any Significant Subsidiaries, or (iii) any other event of default as specified in any agreement or instrument under or pursuant to which any such Indebtedness or Hedging Obligation may have been issued, created, assumed, guaranteed or secured by the Borrower, the Guarantor or any Significant Subsidiaries, and such default or event of default under clause (i), (ii) or (iii) above shall continue for more than the period of grace, if any, therein specified, or such default or event of default under clause (i), (ii) or (iii) above shall permit the holder of any such Indebtedness having an aggregate principal amount of at least $100,000,000 (or any agent or trustee acting on behalf of one or more holders) to accelerate the maturity thereof; or

(f) if any representation, warranty or other statement of fact contained in any Loan Document or in any writing, certificate, report or statement at any time furnished to the Agent (acting in any capacity) or any Lender by or on behalf of the Borrower or the Guarantor pursuant to or in connection with any Loan Document, or otherwise, shall be false or misleading in any material respect when given and, if capable of remedy, such default shall continue for 30 or more days after the earlier of the receipt of notice of such breach to an Authorized Representative from the Agent (acting in such capacity) or an Officer of the Borrower or the Guarantor becomes aware of such breach; or

(g) if any of the Borrower, the Guarantor or any Significant Subsidiaries shall be unable to pay its debts generally as they become due; the Borrower, the Guarantor or any Significant Subsidiaries shall file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, examiner, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking liquidation, reorganization, examination or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute; or

(h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, examiner, liquidator or conservator of any of the Borrower, the Guarantor or any Significant Subsidiaries or of the whole or any substantial part of any such Person’s properties and such order, judgment or decree continues unstayed and in effect for a period of 60 days, or approve a petition filed against any of the Borrower, the Guarantor or any Significant Subsidiaries seeking liquidation, reorganization, examination or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state, which petition is not dismissed within 60 days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower, the Guarantor or any Significant Subsidiaries or of the whole or any substantial part of any such Person’s properties, which control is not relinquished within 60 days; or if there is commenced against any of the Borrower, the Guarantor or any Significant Subsidiaries any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state which proceeding or petition remains undismissed for a period of 60 days; or if any of the Borrower, the Guarantor or any Significant Subsidiaries takes any action to indicate its consent to or approval of any such proceeding or petition; or

(i) if the Borrower, the Guarantor or any of its Significant Subsidiaries shall, other than in the ordinary course of business, suspend all or any part of its operations material to the conduct of its and its Significant Subsidiaries’ business taken as a whole for a period of more than 60 days; or

(j) if this Agreement or any other Loan Document shall for any reason not be, or be asserted by the Borrower, the Guarantor or any of its Subsidiaries not to be, a legal, valid and binding obligation of the Borrower or the Guarantor (to the extent a party thereto) enforceable in accordance with its terms; or

(k) failure by the Borrower, the Guarantor or any Significant Subsidiary to pay final judgments aggregating in excess of $100,000,000, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(l) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Employee Benefit Plan, (ii) a failure to meet the minimum funding standard of Section 430 of the Code or Section 303 of ERISA with respect to a Single Employer Plan, a determination that any Single Employer Plan is in “at risk” status (within the meaning of Section 303 of ERISA) is made or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Borrower, the Guarantor or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, the Guarantor or any ERISA Affiliate shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to an Employee Benefit Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall continue to exist and not have been cured or waived,

(A) either or both of the following actions may be taken: (i) the Agent, with the consent of the Required Lenders, may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders to make further Loans terminated, whereupon the obligation of each Lender to make further Loans hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Agent and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (g) or (h) above, then the obligation of the Lenders to make Loans hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice to the Agent or the Lenders; and

(B) the Agent and each of the Lenders shall have all of the rights and remedies available under the Loan Documents or under any applicable law.

10.2. Agent to Act.

In case anyone or more Events of Default shall occur and not have been waived in accordance with Section 12.6, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

10.3. Cumulative Rights.

No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

10.4. No Waiver.

No course of dealing between the Borrower and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

10.5. Allocation of Proceeds.

If an Event of Default has occurred and not been waived, and the maturity of the Loans has been accelerated pursuant to Article X hereof, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder, shall be applied by the Agent in the following order:

(a) amounts due to the Lenders pursuant to Sections 2.10, 12.5 and 12.9, to be applied ratably in proportion to the respective amounts described in this clause (a) payable to them;

(b) payments of interest on Loans, to be applied for the ratable benefit of the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c) payments of principal of Loans, to be applied for the ratable benefit of the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders in proportion to the respective amounts described in this clause (d) payable to them; and

(e) any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.

ARTICLE XI

THE AGENT

11.1. Appointment and Authority.

Each Lender hereby irrevocably appoints Fifth Third Bank, National Association to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Borrower, the Guarantor nor any Subsidiary Guarantor, if any, shall have rights as a third party beneficiary of any of such provisions.

11.2. Agent Individually.

(a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, the Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 11.2 as “Activities”) and may engage in the Activities with or on behalf of the Borrower or its respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of the Borrower or its Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender party. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrower or its Affiliates) or for its own account.

(d) Each party’s obligations, agreements and waivers under this Section 11.2 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Credit Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

11.3. Duties of Agent; Exculpatory Provisions.

(a) The Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article X or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Agent or any of its Affiliates or representatives to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Affiliates or representatives.

(e) In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that, (i) the Lenders each are and have each been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) the Lenders may have conflicting economic interests from time to time. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lenders with respect to any breach or alleged breach of agency, advisory or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.4. Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and in the case of a borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such borrowing. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5. Indemnification.

The Lenders agree to indemnify the Agent (to the extent not reimbursed under Section 12.9 hereof, but without limiting the obligations of the Borrower under such Section) ratably in accordance with their respective Credit Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by the Agent under any Loan Document; provided that no Lender shall be liable for any of the foregoing to the extent they arise from (x) the gross negligence or willful misconduct of the Person to be indemnified or (y) the failure by another Lender to comply with such other Lender’s obligations under Sections 11.2(d) through 11.2(g). Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrower under Section 12.5, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower. The agreements contained in this Section 11.5 shall survive payment in full of the Loans and all other amounts payable under this Agreement.

11.6. Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article XI, Section 12.5 and Section 12.9 (as though such sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

11.7. Resignation of Agent.

(a) The Agent may at any time give notice of its resignation to the Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lender parties, appoint a successor Agent meeting the qualifications set forth above. The resignation of the retiring Agent shall not be effective until a successor Agent has been appointed; provided that, notwithstanding the foregoing, the retiring Agent may at any time upon or after the 60th day after the retiring Agent gives notice of its resignation notify the Borrower and the Lender parties that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three Business Days after the date of such notice; provided further that the retiring Agent has no obligation to appoint, on behalf of the Lender parties, a successor Agent. Upon the resignation effective date the retiring Agent’s resignation shall become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article XI, Section 12.5 and Section 12.9 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

11.8. Non-Reliance on Agent and Other Lenders.

(a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of the information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

11.9. Withholding.

To the extent required by any applicable Requirement of Law, the Agent may withhold from any payment to any Lender an amount equal to any applicable withholding Tax.

If the IRS or any other Governmental Authority asserts a claim that the Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by a Credit Party and without limiting or expanding the obligation of the Credit Parties to do so) for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this Article XI. The agreements in this Article XI shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement. Unless required by applicable Requirements of Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

11.10. No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Persons acting as Joint Lead Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or as a Lender hereunder.

11.11. Fees.

The Borrower agrees to pay to the Agent, for its individual account, an Agent’s fee as from time to time agreed to by the Borrower and the Agent in writing.

11.12. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Total Credit Commitment or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Total Credit Commitment and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Credit Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Total Credit Commitment and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Total Credit Commitment and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Total Credit Commitment and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11.13. Acknowledgements Regarding Erroneous Payment.

(a) Each Lender hereby agrees that (x) if the Agent notifies such Lender that the Agent has determined in its sole discretion that any funds received by such Lender from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the Federal Funds Rate, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Lender under this Section 11.13 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the Federal Funds Rate.

(c) The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or the Guarantor.

(d) Each party’s obligations under this Section 11.13 shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Credit Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE XII

MISCELLANEOUS

12.1. Assignments and Participations.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Note and its Credit Commitment); provided, however, that:

(i) each such assignment shall be to an Eligible Assignee;

(ii) except in the case of an assignment to another Lender (or an Affiliate of a Lender) or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof;

(iii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement;

(iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in the form of Exhibit B hereto, together with any Note subject to such assignment and a processing fee of $3,500 (which amount shall not be payable by the Borrower);

(v) except in the case of an assignment to another Lender (or an Affiliate of a Lender) (but subject to the other requirements of this clause (a)), any assignment of all or any portion of the Loans or Credit Commitment shall require the consent of the Agent and, unless a Default or Event of Default has occurred and is continuing, an Authorized Representative, such consent in each case not to be unreasonably withheld or delayed;

(vi) no such assignment shall be made to a natural person; and

(vii) the Borrower shall not incur any greater expense or liabilities (including without limitation, indemnities and increased costs) than it would have incurred had such assignment not taken place.

Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights (except for indemnification rights which survive termination of this Agreement) and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section, the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. The assignee shall deliver to the Borrower and the Agent certifications as to the exemption from deduction or withholding of Taxes in accordance with Section 5.6.

(b) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 12.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Credit Commitment of, and principal and interest amounts of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(d) Each Lender may sell participations to one or more Persons that meets the criteria of an Eligible Assignee in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Credit Commitment or its Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Article V and the right of set-off contained in Section 12.3, to the same extent as if it were a Lender and has acquired its interest by assignment pursuant to paragraph (a) of this Section 12.1, (iv) the Borrower shall not have any greater obligation to a participant than it would have had to such Lender in the absence of the existence of such participant except to the extent that any entitlement to a greater payment results from a change in any Requirement of Law arising after such participant became a participant and (v) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest or fees are payable on such Loans, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or increasing its Credit Commitment).

(e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans to secure obligations of such Lender, including any pledge or assignment to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.13.

12.2. Notices.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid by certified or registered mail, return receipt requested, or, in the case of electronic notice, when received, addressed as follows in the case of the Borrower and the Agent, and as set forth in an administrative questionnaire delivered to the Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto

(a)	if to the Borrower:

Aircastle Advisor LLC

201 Tresser Boulevard, Suite 400

Stamford, CT 06901

Attn: Lease Management

E-Mail: leasemanagement@aircastle.com

Telephone: (203) 504-1020

(b)	if to the Agent:

Fifth Third Bank, National Association

38 Fountain Square Plaza

Cincinnati, OH 45263

Attn: Judy Huls

Phone: (513) 534-4224

Fax: (513) 534-6439

Email: AgencyServices@53.com

Each Credit Party further agrees that the Agent may make communications available to the Lenders by posting such communications on Debtdomain or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agent does not warrant the accuracy or completeness of the communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent in connection with the communications or the Platform. In no event shall the Agent or any of its Related Parties have any liability to any Credit Party, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

12.3. Right of Set-off; Adjustments.

(a) Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 12.3 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

(b) Except as set forth in Section 2.3(a)(ii), if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section 12.3 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the Borrower in the amount of such participation.

12.4. Survival.

All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of this Agreement and any Notes and shall continue in full force and effect so long as any of Obligations remain outstanding or any Lender has any Loan hereunder or the Borrower has continuing obligations hereunder unless otherwise provided herein. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower which are contained in the Loan Documents shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

12.5. Expenses.

The Borrower agrees to pay on demand (subject, in the case of preparation, execution, delivery and administration costs, to the fees separately agreed to by the Borrower and the Agent), all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent (excluding the cost of internal counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable external attorneys’ fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.

12.6. Amendments and Waivers.

Except as otherwise expressly set forth in this Agreement, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.6. The Required Lenders and the Borrower may, or, with the written consent of the Required Lenders, the Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Credit Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 12.6 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the written consent of all Lenders; (iv) amend, modify or waive any provision of Article XI without the written consent of the Agent; (v) amend or modify the definition of “Required Lenders” without the written consent of all Lenders or (vi) amend, modify or waive any provision of Section 2.6, Section 10.5, Section 12.3(b) or this Section 12.6 without the written consent of all Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon;

No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender’s or the Agent’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.7. Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully executed counterpart.

12.8. Return of Funds.

If after receipt of any payment of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold the Agent or such Lender harmless for, the amount of such payment surrendered until the Agent or such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Agent or the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

12.9. Indemnification; Limitation of Liability.

(a) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their affiliates and their respective officers, directors, employees, agents, and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable external attorneys’ fees, but excluding principal and accrued interest on any Loan) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein, or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.9 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

(b) The Borrower agrees that none of the Agent, any Lender nor any of their respective affiliates nor their respective officers, directors, employees, agents, and advisors (each a “Lender Related Party”) shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, any of its Subsidiaries or any security holders or creditors thereof arising out of, related to or in connection with the transactions contemplated in any Loan Document, except to the extent that such liability directly results from such Lender Related Party’s gross negligence or willful misconduct (as determined in a final, non-appealable judgment by a court of competent jurisdiction). The Borrower agrees not to assert any claim against the Agent, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 12.9 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.

12.10. Severability.

If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

12.11. Entire Agreement.

This Agreement together with the other Loan Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, and other communications between or among the parties, both oral and written, with respect thereto.

12.12. Payments.

All principal, interest, and other amounts to be paid by the Borrower under this Agreement and the other Loan Documents shall be paid to the Agent at the Principal Office in Dollars and in immediately available funds, without setoff, deduction or counterclaim. Subject to the definition of “Interest Period” herein, whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time in such case shall be included in the computation of interest and fees, as applicable, and as the case may be.

12.13. Confidentiality.

The Agent and each Lender (each, a “Lending Party”) agrees to keep confidential any information furnished or made available to it by the Borrower or any Affiliate thereof, pursuant to or in connection with this Agreement or the other Loan Documents; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or affiliate or any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority or self-regulatory body, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, (i) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (j) to any credit insurance provider relating to the Borrower and its Obligations, (k) to market data collectors and service providers to the extent necessary or customary for inclusion in league table measurements and (l) subject to provisions substantially similar to those contained in this Section, to any actual or proposed participant or assignee.

12.14. Governing Law; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

(b) THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE SUPREME COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, AND THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE, OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, THE BORROWER HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c) THE BORROWER AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS PROVIDED IN SECTION 12.2(a), OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

(d) NOTHING CONTAINED IN SUBSECTION (a) OR (b) HEREOF SHALL PRECLUDE THE AGENT OR ANY LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY OTHER JURISDICTION. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

(e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY LOAN DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE BORROWER, THE AGENT AND THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

12.15. Judgment Currency.

(a) To the extent permitted by applicable law, if for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in United States Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.

(b) To the extent permitted by applicable law, the obligation of the Borrower in respect of any sum due in United States Dollars from it to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than United States Dollars, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase United States Dollars with such other currency; if the United States Dollars so purchased are less than such sum due to such Lender or the Agent (as the case may be) in United States Dollars, the Borrower agrees, to the extent permitted by applicable law, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the United States Dollars so purchased exceed such sum due to any Lender or the Agent (as the case may be) in United States Dollars, such Lender or the Agent (as the case may be) agrees to remit to the Borrower such excess.

12.16. USA PATRIOT Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

12.17. Counterparts.

(a) This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by email or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agent may also require that any such documents and signatures delivered by email or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by email or other electronic transmission.

(b) The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement and any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that (x) notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it and (y) each party hereto shall use commercially reasonable efforts to promptly provide manually executed counterparts of its electronic signatures if reasonably requested by any other party hereto. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders and the Borrower, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto. The Borrower assumes all risks arising out of the use of digital signatures and electronic methods to submit communications, including without limitation the risk of a Person acting on unauthorized instructions, and the risk of interception and misuse by third parties.

12.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.19. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

AIRCASTLE ADVISOR LLC, as Borrower

By:	/s/ Dane Silverman
Name: Dane Silverman
Title: Director

Signature Page to Credit Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Agent

By:	/s/ Lindsay Bossong
Name: Lindsay Bossong
Title: Executive Director

Signature Page to Credit Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Joint Lead Arranger and Lender

By:	/s/ Lindsay Bossong
Name: Lindsay Bossong
Title: Executive Director

Signature Page to Credit Agreement

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Joint Lead Arranger and Lender,

By:	/s/ Chit Lam
Name: Chit Lam
Title: Director

By:	/s/ Robert O’Brien
Name: Robert O’Brien
Title: Executive Director

Signature Page to Credit Agreement

THE HUNTINGTON NATIONAL BANK, as a Joint Lead Arranger and Lender,

By:	/s/ Phil Andresen
Name: Phil Andresen
Title: Senior Vice President

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender,

By:	/s/ Hannah Gold
Name: Hannah Gold
Title: Assistant Vice President

PNC CAPITAL MARKETS LLC, as a Joint Lead Arranger,

By:	/s/ Robert Johnston
Name: Robert Johnston
Title: Director

Schedule 1.1A

UNENCUMBERED AIRCRAFT

Schedule 1.1B

CERTAIN PERSONS WHO ARE NOT ELIGIBLE ASSIGNEES

Schedule 7.8

TAX MATTERS

Schedule 7.10

LITIGATION

Schedule 7.18

ENVIRONMENTAL LAWS

EXHIBIT A

Applicable Commitment Percentages

EXHIBIT B

Form of Assignment and Acceptance

Reference is made to the Credit Agreement, dated as of May 20, 2026 (as may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), made by and among AIRCASTLE ADVISOR LLC (the “Borrower”), the financial institutions party thereto from time to time, as lenders (such financial institutions, and their successors and assigns, the “Lenders”), and FIFTH THIRD BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders (in such capacity, and together with any successor agent appointed in accordance with the terms of Section 11.7 of the Credit Agreement, the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule 1 agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, WITHOUT RECOURSE and without representation or warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the date hereof equal to the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. After giving effect to such sale and assignment, the Assignee’s Credit Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule 1.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes (if any) held by the Assignor and requests that the Agent exchange such Note or Notes (if any) for new Notes payable to the order of the Assignee in an amount equal to the Credit Commitment assumed by the Assignee pursuant hereto and to the Assignor in an amount equal to the Credit Commitment retained by the Assignor, if any, as specified on Schedule 1.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 8.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee and a Lender; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service or other forms required under Section 5.6.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1.

5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement

6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1

Percentage interest assigned:		__________	%
Assignee’s Credit Commitment:	$	______________
Aggregate outstanding principal amount of Loans assigned:	$	______________
Principal amount of Note payable to Assignee:	$	______________
Principal amount of Note payable to Assignor:	$	______________
Effective Date (if other than date of acceptance by Agent):		*______,20 _____

[NAME OF ASSIGNOR], as Assignor

By:
Title:

Dated:____________, 20____

[NAME OF ASSIGNEE], as Assignee

By:
Title:

Domestic Lending Office:

Term SOFR Lending Office:

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

Accepted [and Approved]**
This_____ day of ___________,20__

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Agent

By:	__________________________
Title:

[Approved this_________ day
of_________, 20____

[________________________]

By:	__________________________]**
Title: Authorized Representative

**	May be required under Section 12.1 (a)(v) of the Credit Agreement.

EXHIBIT C

Notice of Appointment (or Revocation) of Authorized Representative

[Date]

Reference is made to the Credit Agreement, dated as of May 20, 2026 (as may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), made by and among AIRCASTLE ADVISOR LLC (the “Borrower”), the financial institutions party thereto from time to time, as lenders (such financial institutions, and their successors and assigns, the “Lenders”), and FIFTH THIRD BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders (in such capacity, and together with any successor agent appointed in accordance with the terms of Section 11.7 of the Credit Agreement, the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The Borrower hereby represents and warrants that (i) each individual named below is a duly appointed (“Authorized Representative” for the Borrower with respect to the Loan documents, (ii) set forth opposite each such individual’s name is a true and correct statement of such individual’s office (to which such individual has been duly elected or appointed), a genuine specimen signature of such individual and an address for the giving of notice, and (iii) each such individual has been duly authorized by the Borrower to act as Authorized Representative under the Loan Documents:

Name and Address	Office	Specimen Signature

[The Borrower hereby revokes (effective upon receipt hereof by the Agent) the prior appointment of _____________as an Authorized Representative.]

The undersigned has executed this notice as of the date set forth above.

AIRCASTLE ADVISOR LLC

By:	______________________________________
Name: ________________________________
Title: _________________________________

EXHIBIT D

Form of Borrowing Notice

To: Fifth Third Bank, National Association, as Agent

Reference is made to the Credit Agreement, dated as of May 20, 2026 (as may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), made by and among AIRCASTLE ADVISOR LLC (the “Borrower”), the financial institutions party thereto from time to time, as lenders (such financial institutions, and their successors and assigns, the “Lenders”), and FIFTH THIRD BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders (in such capacity, and together with any successor agent appointed in accordance with the terms of Section 11.7 of the Credit Agreement, the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The Borrower through its Authorized Representative hereby gives notice to the Agent that Loans of the type and amount set forth below be made to the Borrower on the date indicated:

Aggregate Amount	Date of Loan

The Borrower hereby requests that the proceeds of Loans described in this Borrowing Notice be made available to the Borrower as follows:

[insert transmittal instructions].

The undersigned hereby certify that:

1. On the date hereof, no Default or Event of Default exists or will exist after giving effect to the borrowing described herein; and

2. All the representations and warranties set forth in Article VII of the Agreement and in the Loan Documents (other than those expressly stated to refer to a particular date) are true and correct as of the date hereof (it being understood that financial statements delivered pursuant to Section 8.1 may have not been certified by independent public accountants).

3. All conditions contained in the Agreement to the making of any Loan requested hereby have been met or satisfied in full.

4. The proceeds of the Loans described in this Borrowing Notice will be used by the Borrower for working capital and other general corporate purposes.

[Signature Page Follows]

AIRCASTLE ADVISOR LLC

By:
Authorized Representative

DATE:

EXHIBIT E

Reserved

EXHIBIT F

Form of Note

Promissory Note

$__________	____________, 20___

Reference is made to the Credit Agreement, dated as of May 20, 2026 (as may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), made by and among AIRCASTLE ADVISOR LLC (the “Borrower”), the financial institutions party thereto from time to time, as lenders (such financial institutions, and their successors and assigns, the “Lenders”), and FIFTH THIRD BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders (in such capacity, and together with any successor agent appointed in accordance with the terms of Section 11.7 of the Credit Agreement, the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

FOR VALUE RECEIVED,_____________ hereby promises, to pay to ___________ or its registered assigns (the “Lender”), in its individual capacity, at the office of the Agent in accordance with the Credit Agreement, at the times set forth in the Credit Agreement, in lawful money of the United States of America, in immediately available funds, the principal amount of _________ ($____________) or, if less than such principal amount, the then aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement on the Maturity Date or such earlier date as may be required pursuant to the terms of the Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Article II of the Agreement. All or any portion of the principal amount of Loans may be prepaid or required to be prepaid as provided in the Agreement.

If payment of all sums due hereunder is accelerated under the terms of the Credit Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount and accrued but unpaid interest shall bear interest which shall be payable on demand at the rates per annum set forth in the proviso to Section 2.2 of the Credit Agreement. Further, in the event of such acceleration, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees, and interest due hereunder on any unpaid amounts when due thereon at the rates set forth above.

Interest hereunder shall be computed as provided in the Credit Agreement.

This Note is one of the Notes referred to in the Agreement and is issued pursuant to and entitled to the benefits and security of the Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Loans evidenced hereby were or are made and are to be repaid. This Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them on account of liability hereon until judgment be obtained and execution issues against any other of them and returned satisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, also their right, if any, to require the holder hereof to hold as security for this Note any collateral deposited by any of said Persons as security. Protest, notice of protest, notice of dishonor, diligence or any other formality are hereby waived by all parties bound hereon.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

AIRCASTLE ADVISOR LLC

By:
Name:
Title:

EXHIBIT G

RESERVED

EXHIBIT H

Form of Quarterly Covenant Compliance Report

Fifth Third Bank, National Association, as Agent

Reference is made to the Credit Agreement, dated as of May 20, 2026 (as may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), made by and among AIRCASTLE ADVISOR LLC (the “Borrower”), the financial institutions party thereto from time to time, as lenders (such financial institutions, and their successors and assigns, the “Lenders”), and FIFTH THIRD BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders (in such capacity, and together with any successor agent appointed in accordance with the terms of Section 11.7 of the Credit Agreement, the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

No Default

A. Since __________ (the date of the last similar certification), (a) the Borrower has not defaulted in the keeping, observance, performance or fulfillment of its obligations pursuant to any of the Loan Documents; and (b) no Default or Event of Default specified in Article X of the Credit Agreement has occurred and is continuing.

B. If a Default or Event of Default has occurred and is continuing, the Borrowers propose to take the following action with respect to such Default or Event of Default

C. Attached as Schedule I hereto are reasonable detailed calculations demonstrating compliance with the covenants contained in Sections 9.16, 9.17, and 9.18: (Note, if no Default or Event of Default has occurred, insert “Not Applicable”).

D. Attached as Schedule II hereto is a list of each Unencumbered Aircraft which is owned entirely by the Guarantor and/or its Subsidiary.

The determination date is the date of the last required financial statements submitted to the Lenders in accordance with Section 8.1 of the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed this Certificate this ________day of ___________, 20______.

By:
Authorized Representative

Name:

Title:

SCHEDULE I

For the [Quarter/Year] ended_______________ (“Statement Date”)

($ in 000’s)

[Calculations demonstrating compliance with Sections 9.16, 9.17, and 9.18 of the Credit Agreement]

SCHEDULE II

Unencumbered Aircraft